SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMETEK, Inc.

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Notice of 2020

Annual Meeting

of Stockholders

Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 6, 2020

11:00 a.m. Eastern Daylight Time

Via webcast: www.virtualshareholdermeeting.com/AME2020

Dear Fellow Stockholder:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2020 Annual Meeting of Stockholders of AMETEK, Inc. At the meeting, you will be asked to:

1.	Elect three Directors for a term of three years;
2.	Approve the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan;
3.	Cast an advisory vote to approve the compensation of our named executive officers;
4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020; and
5.	Transact any other business properly brought before the meeting.

The 2020 Annual Meeting of Stockholders of AMETEK, Inc. will be held on May 6, 2020 at 11:00 a.m. Eastern Daylight Time, as a virtual meeting at www.virtualshareholdermeeting.com/AME2020 where you will be able to listen to the meeting live, submit questions and vote online.  We believe it is in the best interests of our stockholders, Directors and employees that we hold the meeting virtually in light of the guidance from the Centers for Disease Control and Prevention (“CDC”) regarding large gatherings.

Only stockholders of record at the close of business on March 23, 2020 will be entitled to vote at the meeting. Your vote is important. You can vote in one of four ways: (1) via the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote at the meeting. Please refer to your proxy card for specific proxy voting instructions.

We have enclosed and posted on our website with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Whether you expect to attend the meeting or not, we urge you to vote your shares via the Internet, by telephone or by mailing your proxy as soon as possible. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to, as your proxy is revocable at your option. We appreciate your interest in AMETEK.

Sincerely,

David A. Zapico
Chairman and Chief Executive Officer

Berwyn, Pennsylvania

Dated: March 24, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2020

Our Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

are available at: http://www.ametek.com/2020proxy

Principal executive offices

1100 Cassatt Road

Berwyn, Pennsylvania 19312-1177

PROXY STATEMENT

We are mailing this proxy statement and proxy card to our stockholders of record as of March 23, 2020 on or about March 24, 2020. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the meeting and at any adjournment or postponement of the meeting. The Board of Directors encourages you to read this proxy statement and to vote on the matters to be considered at the meeting.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement.  This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

VOTING MATTERS

Proposals for Voting	Board Vote Recommendation	Vote Required	Page Reference
Elect three Directors	FOR each nominee	Majority of votes cast	14
Approve the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan	FOR	Majority of votes cast	14
Advisory vote on executive compensation	FOR	Majority of votes cast	21
Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	Majority of votes cast	22

BOARD NOMINEES

The following table provides summary information about each director nominee. The nominees receiving a majority of the votes cast at the meeting will be elected as Directors.

During 2019, each nominee attended at least 75% of the meetings of the Board and Committees on which the nominee served.

Name	Age	Director Since	Independent	Committee Membership
Thomas A. Amato	56	2017	Yes	Corporate Governance/Nominating
Anthony J. Conti	71	2010	Yes	Audit, Compensation
Gretchen W. McClain	57	2014	Yes	Audit, Corporate Governance/Nominating

approve the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan

We are asking stockholders to approve the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”).  The purpose of the 2020 Plan is to provide designated employees of our company and the non-employee members of our Board with the opportunity to receive equity awards and annual bonus awards, in order to encourage these individuals to contribute materially to the growth of our company and to align their economic interests with those of our stockholders.  If approved by our stockholders, the 2020 Plan will become effective as of the date of approval and no further awards will be made under the AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”).  Accordingly, all shares of common stock reserved for issuance under the 2011 Plan which do not underlie existing awards will be cancelled.  If this proposal is not approved by our stockholders, the 2020 Plan will not become effective, and the 2011 Plan will remain in effect in accordance with its present terms.

AMETEK, INC. 2020 Proxy Statement    1

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve a non-binding advisory resolution relating to our named executive officers’ compensation for fiscal 2019, commonly referred to as “say-on-pay.”  Last year, of the total votes cast, not including abstentions and broker non-votes, 95% were in favor of approving our named executive officers’ compensation.  The design of our 2019 executive compensation program continued to emphasize total return to our stockholders. We enhanced the long-term incentive portion of our executive compensation program in 2019 by increasing the amount of performance-based stock awards as a percentage of the entire equity award from 20% to 50% for our Chief Executive Officer and Chief Financial Officer and from 20% to 40% for all other executive officers.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to approve the selection of Ernst & Young LLP as our independent registered public accounting firm for 2020.  Last year, of the total votes cast, not including abstentions, 96% were in favor of approving Ernst & Young as our independent registered public accounting firm for 2019.

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VOTING PROCEDURES

Your vote is very important. It is important that your views be represented whether or not you attend the virtual meeting. Stockholders who hold shares of our common stock through a broker, bank or other holder of record receive proxy materials and a Voting Instruction Form – either electronically or by mail – before each annual meeting. For your vote to be counted, you need to communicate your voting decisions to your broker, bank or other holder of record before the date of this meeting.

Who can vote? Stockholders of record as of the close of business on March 23, 2020 are entitled to vote. On that date, 229,190,142 shares of our common stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the meeting. We have no other class or series of stock currently outstanding other than our common stock.

How can I attend the virtual annual meeting? This year’s annual meeting will be held entirely online to allow for greater participation in light of the CDC’s guidance regarding large in-person events.  Stockholders may participate in this year’s annual meeting by visiting the following website: www.virtualshareholdermeeting.com/AME2020.  To participate in the annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.  Shares held in your name as the stockholder of record may be voted electronically during the annual meeting.  However, even if you plan to attend the virtual annual meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the virtual annual meeting.

You are entitled to attend the virtual annual meeting only if you were a stockholder of record or a beneficial owner as of the record date for the annual meeting, which was March 23, 2020, or you hold a valid proxy for the annual meeting. You may attend the annual meeting, vote and submit a question during the annual meeting by visiting www.virtualshareholdermeeting.com/AME2020 and using your 16-digit control number to enter the annual meeting.

Due to the timing of the printing of the Annual Report which accompanies the proxy materials, the Annual Report does not reflect the webcast information or that the meeting will be virtual.  Please refer to the virtual annual meeting instructions above rather than the meeting details in the Annual Report.

How do I vote? You can vote your shares at the virtual meeting if you attend the virtual meeting or are represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxies by mailing a properly executed proxy card, via the Internet or by telephone. You may revoke your proxy at any time before the meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date, or by attending the virtual meeting and casting a ballot at the meeting.

To submit your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote via the Internet or by telephone by following the instructions on your proxy card. Your Internet or telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you marked, signed and returned the proxy card to us.

If you hold your shares through a broker, bank or other holder of record, that institution will send you separate instructions describing the procedure for voting your shares.

What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who owns our common stock through an AMETEK employee savings plan and also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.

How are shares voted? If you return a properly executed proxy card or submit voting instructions via the Internet or by telephone, before voting at the meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote by the Internet, webcast or telephone also authorizes the individuals named

AMETEK, INC. 2020 Proxy Statement    3

as proxies to vote your shares in their discretion on any other matters which, although not described in the proxy statement, are properly presented for action at the meeting.

If you are an employee who owns our common stock through an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To enable the savings plan trustee to tabulate the vote of the plan shares prior to the meeting, your proxy voting instructions must be received by May 3, 2020.

How many votes are required? A majority of the shares of our outstanding common stock entitled to vote at the meeting must be represented either online or by proxy in order to have a quorum present at the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the meeting will be rescheduled for a later date.

Proposal 1: Elect three Directors for a term of three years.

Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes “against” that nominee. Abstentions and broker non-votes are not counted as votes for or against this proposal.

Proposal 2: Approve the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan.

Approval of the 2020 Plan requires the affirmative vote of the holders of a majority of the eligible shares attending the virtual meeting, via webcast or by proxy, and voting on the matter. Abstentions and broker non-votes are not counted as votes for or against this proposal.

Proposal 3: Cast an advisory vote to approve the compensation of our named executive officers.

The advisory approval of our executive compensation requires the affirmative vote of the holders of a majority of eligible shares present at the virtual meeting, via webcast or by proxy, and voting on the matter.  The advisory vote on executive compensation is not binding upon us. However, the Board and Compensation Committee will take into account the outcome of this vote when considering future executive compensation arrangements.  Abstentions and broker non-votes are not counted as votes for or against this proposal.

Proposal 4: Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2020.

The advisory approval of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of eligible shares present at the virtual meeting, via webcast or by proxy, and voting on the matter.  Abstentions and broker non-votes are not counted as votes for or against this proposal.  Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other holder of record is generally empowered to vote, no broker non-votes are expected to exist in connection with this proposal.

Who will tabulate the vote? Broadridge Financial Solutions will tally the vote, which will be certified by an independent inspector of election.

Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the proxy solicitor? We have retained Georgeson LLC to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson LLC a fee of $11,500, plus reimbursement of reasonable out-of-pocket expenses.

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CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law, our Certificate of Incorporation and our By-Laws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.

Our Board of Directors currently consists of nine members. They are Thomas A. Amato, Tod E. Carpenter, Ruby R. Chandy, Anthony J. Conti, Steven W. Kohlhagen, Gretchen W. McClain, Elizabeth R. Varet, Dennis K. Williams, and David A. Zapico. The biographies of our Directors appear on pages 24 and 25.  The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders. On June 17, 2019, in accordance with our Certificate of Incorporation and By-Laws, the Board increased the number of Class III Directors from two to three, thereby increasing the size of the Board from eight to nine Directors.  Mr. Carpenter was elected to the Board effective June 17, 2019, to serve as a Class III Director with a term expiring in 2021.  Mr. Carpenter was recommended for nomination by Mr. Zapico after a thorough recruitment search process using an outside director search agency.

Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange (NYSE) and the regulations of the Securities and Exchange Commission (SEC). Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes are available at the Investors section of our corporate website, www.ametek.com, as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). The Board of Directors and our management do not intend to grant any waivers of the provisions of either Code. In the unlikely event a waiver for a Director or an executive officer occurs, the action will be disclosed promptly at our website address provided above. If the Guidelines or the Codes are amended, the revised versions also will be posted on our website.

Meetings of the Board. Our Board of Directors has four regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.

Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the annual meeting. Our Board met a total of seven times in 2019, four in person and three by telephone. Each of the Directors attended at least 75% of the meetings of the Board and the Committees on which such Director served during the period that he or she served. All the Directors attended the 2019 Annual Meeting of Stockholders except for Mr. Carpenter who was not a Director at the time.

Independence. The Board of Directors has affirmatively determined that no director, other than Mr. Zapico, our chief executive officer, has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.  Accordingly, eight of our nine current directors are “independent” directors based on an affirmative determination by our Board in accordance with the listing standards of the NYSE and the SEC rules. The Board has further determined that each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the NYSE rules. The members of the Audit Committee also satisfy SEC regulatory independence requirements for audit committee members.

The Board established the following standards to assist it in determining Director independence: A Director will not be deemed independent if:

•	within the previous three years or currently,
o	the Director has been employed by us;
o	someone in the Director’s immediate family has been employed by us as an executive officer;

AMETEK, INC. 2020 Proxy Statement    5

o

the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers;

o	the Director is a current partner or employee of a firm that is our internal or external auditor;
o	someone in the Director’s immediate family is a current partner of such a firm;
o	someone in the Director’s immediate family is a current employee of such a firm and personally works on our audit; or
o	the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years; or
•

the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer).

The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the NYSE’s corporate governance rules.

All independent Directors satisfied these categorical standards.

Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the non-management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary, Attention: Non-Management Directors, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177.

You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee online at www.ametekhotline.com or by calling 1-855-5AMETEK (1-855-526-3835). The website provides the option to choose your language, as well as a list of international toll-free numbers by country.

Committees of the Board. Our Board has established three Committees whose principal responsibilities are briefly described below.  The specific responsibilities of each Committee are outlined in more detail in such Committee’s charter, which is available at the Investors section of our corporate website, www.ametek.com, as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177 (Telephone Number: 1-800-473-1286). Each Committee conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.

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The membership of each Committee as of March 23, 2020 is listed below.

	Audit	Compensation	Corporate Governance/ Nominating
Thomas A. Amato			C
Tod E. Carpenter		•
Ruby R. Chandy		•
Anthony J. Conti	C	•
Steven W. Kohlhagen	•		•
Gretchen W. McClain	•		•
Elizabeth R. Varet		•
Dennis K. Williams		C	•
David A. Zapico

Number of meetings in 2019	8	5	4

          C: Chair

Audit Committee

All members of the Audit Committee are audit committee financial experts.  The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:

•	review and approval in advance of all audit and non-audit services performed by the independent auditors;
•

review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly financial statements included in our SEC filings and quarterly sales and earnings announcements;

•	oversight of our Code of Ethical Conduct for Chief Executives and Senior Financial Officers;
•	oversight of risk management;
•	review of the performance of our internal audit function;
•	meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Audit Committee; and
•	review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.

Compensation Committee

The Compensation Committee is responsible for, among other things:

•	establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;
•	establishment of compensation arrangements and incentive goals for officers at the Corporate Vice President level and above and administration of compensation plans;
•	review of the performance of officers at the Corporate Vice President level and above and award of incentive compensation, exercising discretion and adjusting compensation arrangements as appropriate;
•	review and monitoring of management development and succession plans; and
•	periodic review of the compensation of non-employee Directors.

The Committee, in setting compensation for our Chief Executive Officer, will review and evaluate our Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The Compensation Committee charter provides that, with the participation of our Chief Executive Officer, the Committee is to evaluate the performance of other officers and determine compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by our Chief Executive Officer. Our Chief Executive Officer does not participate in the determination of his own compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors that

AMETEK, INC. 2020 Proxy Statement    7

the Committee may engage. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities other than to one or more members of the Committee when appropriate.

Management engaged Pay Governance LLC to provide executive and Director compensation consulting services. Pay Governance provided no other services for us. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC rules and concluded that Pay Governance’s work does not raise any conflict of interest issues. See “Compensation Discussion and Analysis – 2019 Compensation – Determination of Competitive Compensation” for further information regarding Pay Governance’s services.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee is responsible for, among other things:

•	selection of nominees for election as Directors, subject to approval by the Board;
•	recommendation of a Director to serve as Chairperson of the Board;
•	recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;
•	oversight of the annual evaluation of the Board and the Audit and Compensation Committees; and
•	review and assessment of the adequacy of our Corporate Governance Guidelines and Code of Ethics and Business Conduct.

Board Leadership Structure.  In 2017, Mr. Zapico was elected Chairman of the Board, in addition to his position as Chief Executive Officer.  In addition to Mr. Zapico, we have experienced Committee Chairs and a Lead Independent Director.  The Board believes that a combined Chairman and CEO is in the best interest of our company as our Chairman and CEO serves as a bridge between management and the Board, ensuring that both groups act with a common vision and strategy.  Further, the combined Chairman and CEO structure provides clear leadership for our company, with a single person setting the tone and having primary responsibility for managing our operations.  We believe that splitting the role of Chairman and CEO would create the potential for confusion or duplication of efforts, and could impair our ability to develop and implement strategy. In contrast, we believe that our current leadership structure enhances the Chairman and CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.

Our Board and Committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, all of our Directors (other than Mr. Zapico) and each member of the Audit, Corporate Governance/Nominating and Compensation Committees meet the independence requirements of the NYSE and our Corporate Governance Guidelines’ categorical standards for determining Director independence. Additionally, the members of the Audit Committee also satisfy SEC regulatory independence requirements for audit committee members.  Pursuant to our Corporate Governance Guidelines, each independent Director has the ability to raise questions directly with management and request that topics be placed on the Board agenda for discussion. Currently, independent Directors directly oversee such critical matters as the integrity of our financial statements, the compensation of executive management, the selection and evaluation of Directors and the development and implementation of our corporate governance policies and structures. Further, the Compensation Committee conducts an annual performance review of our CEO and, based upon this review, approves our CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

If our Chairman is not a non-management independent director, our Corporate Governance Guidelines provide that an independent director will serve as our Lead Independent Director. Mr. Conti is our Lead Independent Director and, in this role, his powers and duties include the following: presiding at all meetings when the Chairman is not present, including executive sessions of independent Directors; serving as liaison between the Chairman and the independent Directors; calling meetings of the independent Directors as needed; communicating to the Chairman regarding the quality, quantity, appropriateness and timeliness of information sent to the Board; working with the Chairman to establish Board agendas; working with the Chairman to optimize the number, frequency and conduct of Board meetings, as well as meeting schedules; retaining outside advisors and consultants to the Board as needed; and being available, if required by the management team, for consultation and communication with our stockholders.

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It is our policy that independent Directors meet in executive session at least once a year outside of the presence of any management Directors or any other members of our management. Our Lead Independent Director chairs these sessions.  During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.

Risk Oversight. In accordance with NYSE rules and our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing risk management for AMETEK. Nevertheless, our entire Board of Directors, and each other Committee of the Board, is actively involved in overseeing risk management. Our Board of Directors, and each of its Committees, regularly consider various potential risks at their meetings during discussion of our operations and consideration of matters for approval. In addition, we have an active risk management program. A committee composed of senior executives, including the Chairman and Chief Executive Officer, the Chief Financial Officer, the Comptroller and the Group Presidents, reviews our internal risks, including those relating to our operations, strategy, financial condition, compliance and employees, and our external risks, including those relating to our markets, geographic locations, cyber security, regulatory environment, and economic outlook. This committee analyzes various potential risks for severity, likelihood and manageability, and develops action plans to address those risks. This committee’s findings are presented to the Audit Committee of the Board on a quarterly basis and to the full Board of Directors annually.

Sustainability Report. We believe in building a sustainable future for our stockholders, colleagues, customers and suppliers, and the communities where we operate. To us, sustainability is a commitment to do the right thing in all facets of our company, while delivering strong, consistent and profitable growth.  In 2019, we published a Sustainability Report highlighting our sustainability initiatives.  We encourage stockholders to review our report which is available on our website at www.ametek.com/aboutus/sustainability.

Consideration of Director Candidates. The Corporate Governance/Nominating Committee seeks candidates for Director positions who help create a collective membership on the Board with varied backgrounds, experience, skills, knowledge and perspective. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to AMETEK. The Committee also seeks a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. This is implemented by the Committee when it annually considers diversity in the composition of the Board and prior to recommending candidates for nomination as Directors. The Committee solicits input from Directors regarding their views on the sufficiency of Board diversity through the annual self-assessment process. The Committee assesses the effectiveness of Board diversity by considering the various skills, experiences, knowledge, backgrounds and perspectives of the members of the Board of Directors. The Committee then considers whether the Board possesses, in its judgment, a sufficient diversity of those attributes.

Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the SEC rules; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a Director; and (4) proof of the number of shares of our common stock that the recommending stockholder owns and the length of time that the shares have been owned. To enable consideration of a candidate in connection with the 2021 Annual Meeting, a stockholder must submit materials relating to the recommended candidate no earlier than January 6, 2021 and no later than February 5, 2021. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.

In addition, we adopted “proxy access,” which, under certain circumstances, allows a stockholder or group of up to twenty stockholders who have owned at least 3% of our common stock for at least three years to submit director nominees (up to the greater of two Directors or 20% of the Board) for inclusion in our proxy materials if the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws. Stockholders who wish to nominate directors for inclusion in our proxy materials or directly at an annual meeting of stockholders in accordance

AMETEK, INC. 2020 Proxy Statement    9

with the procedures in our By-Laws should follow the instructions under the “Stockholder Proposals and Director Nominations for the 2021 Annual Meeting” section of this proxy statement.

Director Compensation. Standard compensation arrangements for Directors are described below.

•

Fees – In 2019, non-employee Directors received an annual base cash retainer of $100,000. Additional annual retainers are paid to the Lead Independent Director and the Chairs of our three Committees as shown in the table below.  Each annual retainer is payable in advance in equal quarterly installments. There were no additional fees for attendance at the Board or Committee meetings.

Lead Independent Director	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Governance/Nominating Committee Chair	$15,000
•

Restricted Stock – Non-employee Directors receive an annual long-term incentive award with a target value of $155,000.  On May 9, 2019, under our 2011 Omnibus Incentive Compensation Plan, each non-employee Director received a restricted stock award of 1,860 shares of our common stock, except for Mr. Carpenter who was not a member of the Board at the time of this grant. These restricted shares vest on the earliest to occur of:

•	the closing price of our common stock on any five consecutive trading days equaling or exceeding $170.90,
•	the death or disability of the Director,
•	the Director’s termination of service as a member of our Board of Directors in connection with a change of control, or
•	the second anniversary of the date of grant, namely May 9, 2021, provided the Director has served continuously through that date.

In connection with his election to the Board, Mr. Carpenter received a long-term incentive award with a target value of $138,863 on August 1, 2019, consisting of 1,570 shares.  The target value was calculated based on the annual target value of $155,000 for the annual awards described above prorated based on the date Mr. Carpenter joined our Board.  His restricted shares vest on the earliest to occur of:

•	the closing price of our common stock on any five consecutive trading days equaling or exceeding $176.64,
•	his death or disability,
•	his termination of service as a member of our Board of Directors in connection with a change of control, or
•	the second anniversary of the date of grant, namely August 1, 2021, provided he has served continuously through that date.
•

Restricted Stock Vestings – On May 9, 2019, the two-year cliff vesting of the restricted stock awards granted on May 9, 2017 to Messrs. Amato, Conti, Kohlhagen, and Williams, and Mses. Chandy, McClain and Varet, occurred. The total value realized on vesting was equal to (1) the closing price per share of our common stock on May 9, 2019 ($85.45), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

The following table provides information regarding Director compensation in 2019, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars. In addition, the table does not address compensation for Mr. Zapico, which is addressed under “Executive Compensation” beginning on page 27. Mr. Zapico did not receive additional compensation for serving as a Director in 2019.

10    AMETEK, INC. 2020 Proxy Statement

DIRECTOR COMPENSATION – 2019

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Thomas A. Amato	$115,000	$158,937	-	-	-	$3,568	$277,505
Tod E. Carpenter	78,889	138,662	-	-	-	-	217,551
Ruby R. Chandy	100,000	158,937	-	-	-	3,030	261,967
Anthony J. Conti	150,000	158,937	-	-	-	3,030	311,967
Steven W. Kohlhagen	100,000	158,937	-	-	-	3,030	261,967
Gretchen W. McClain	100,000	158,937	-	-	-	3,030	261,967
Elizabeth R. Varet	100,000	158,937	-	-	-	3,030	261,967
Dennis K. Williams	115,000	158,937	-	-	-	3,030	276,967

(1)	The amounts shown are the annual base cash retainer and retainer premium fees and include amounts that have been deferred under the deferred compensation plan for Directors.
(2)

The amounts shown for stock awards relate to restricted shares granted under our 2011 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, which we refer to below as “ASC 718,” but without giving effect to estimated forfeitures related to service-based vesting conditions. At December 31, 2019, the non-management members of the Board held unvested restricted stock awards and/or options to purchase the number of shares of our common stock set forth next to their names in the chart below:

Name	Stock Awards	Outstanding Options
Thomas A. Amato	3,790	-
Tod E. Carpenter	1,570	-
Ruby R. Chandy	3,790	14,340
Anthony J. Conti	3,790	19,530
Steven W. Kohlhagen	3,790	19,530
Gretchen W. McClain	3,790	4,650
Elizabeth R. Varet	3,790	10,600
Dennis K. Williams	3,790	19,530

Directors who first became members of the Board prior to January 1, 1997 participate in a retirement plan for Directors. Under this plan, each non-employee Director who has provided at least three years of service to us as a Director receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Ms. Varet has accrued an annual retirement benefit of $100,000.

Directors who first became members of the Board prior to July 22, 2004 participate in our Death Benefit Program for Directors. Ms. Varet participates in this program. Under this program, each non-employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death. The program is funded by individual life insurance policies that we purchased on the lives of the Directors. In addition, non-employee Directors who first became members of the Board prior to July 27, 2005 have a group term life insurance benefit of $50,000. We retain the right to terminate any of the individual agreements under certain circumstances.

Directors are able to participate in a deferred compensation plan for Directors. Ms. McClain participates in this plan. Under this plan, a Director may defer payment of his or her fees into a notional investment in the same investments available in The AMETEK Retirement & Savings Plan, commonly referred to as the “AMETEK 401(k) Plan,” plus an interest-bearing account. One of the investment options is a notional fund consisting of our common stock. A Director generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to fifteen annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to fifteen annual installments commencing on a date specified by the Director in his or her distribution

AMETEK, INC. 2020 Proxy Statement    11

election. Payments may commence sooner upon the Director’s earlier separation from service, upon the death of the Director, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional common stock fund are made in shares of our common stock, while payments from all other investments are paid in cash.

Mandatory Retirement. The retirement policy for our Board prohibits a Director from standing for re-election following his or her 75th birthday.

Certain Relationships and Related Transactions. Under our written related party transactions policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee.  Prior to entering into a transaction covered by the policy, the person proposing to enter into the transaction must provide a notice to our Vice President – Audit Services, who must promptly forward the notice to the Chair of the Audit Committee. Following such inquiry as the Audit Committee deems appropriate, the transaction is permissible if the Audit Committee finds that, notwithstanding the involvement of a related person, there is an appropriate business reason to approve the transaction.

We had no related party transactions in 2019.  To our knowledge, no related party transactions are currently proposed.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

FOR THE 2021 ANNUAL MEETING

Advance Notice Procedures for Stockholder Proposals and Director Nominations Not Intended for Inclusion in the Proxy Statement for the 2021 Annual Meeting

In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2021 Annual Meeting of Stockholders, other than in connection with a proxy access nomination, no earlier than January 7, 2021 and no later than February 6, 2021. These requirements do not affect the deadline for submitting stockholder proposals or director nominations for inclusion in the proxy statement, or for recommending candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the meeting.

Director Nominations for Inclusion in the Proxy Statement for the 2021 Annual Meeting

In accordance with our By-Laws, a stockholder or group of up to twenty stockholders who have owned at least 3% of our common stock for at least three years may submit director nominees (up to the greater of two Directors or 20% of the Board) for inclusion in our proxy materials if the stockholder(s) provide timely written notice of such nomination(s) and the stockholder(s) and the nominee(s) satisfy the requirements specified in our By-Laws. To be timely for inclusion in our proxy materials for the 2021 Annual Meeting of Stockholders, notice must be received by the Corporate Secretary at our principal executive offices no earlier than the close of business on October 26, 2020, and no later than the close of business on November 24, 2020. The notice must contain the information required by our By-Laws, and the stockholder(s) and nominee(s) must comply with the information and other requirements in our By-Laws relating to the inclusion of stockholder nominees in our proxy materials.

Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 1100 Cassatt Road, Berwyn, PA 19312-1177.

Stockholder Proposals for the 2021 Proxy Statement

To be considered for inclusion in the proxy statement for the 2021 Annual Meeting of Stockholders, stockholder proposals must be received at our executive offices no later than November 24, 2020.

12    AMETEK, INC. 2020 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee are set forth in its charter, which is accessible at the Investors section of our corporate website, www.ametek.com. Among other things, the charter charges the Committee with the responsibility for reviewing our audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, our independent registered public accounting firm, the audited financial statements contained in our 2019 Annual Report on Form 10-K. The Committee discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

In addition, the Committee received the written disclosures and letter from Ernst & Young LLP in accordance with the applicable standards of the Public Company Accounting Oversight Board, and has discussed with Ernst & Young LLP its independence.

The Committee discussed with our internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure control process and internal control over financial reporting, and the overall quality of our financial reporting. The Committee held eight meetings during 2019, which included telephonic meetings prior to quarterly earnings announcements.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee:

Anthony J. Conti, Chair

Steven W. Kohlhagen

Gretchen W. McClain

Dated: March 24, 2020

AMETEK, INC. 2020 Proxy Statement    13

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

The nominees for election at this year’s meeting are Thomas A. Amato, Anthony J. Conti and Gretchen W. McClain, who have been nominated to serve as Class II Directors and, if elected, will serve for three-year terms expiring at the 2023 Annual Meeting of Stockholders. There are no other nominees competing for their seats on the Board. This means we have an uncontested election.

If a quorum is present, Directors in uncontested elections are elected by a majority of the votes cast, via the webcast or by proxy. This means that the nominees will be elected if they receive more “for” votes than “against” votes. Votes marked “for” a nominee will be counted in favor of that nominee. Votes marked “abstain” will have no effect on the vote since a majority of the votes cast at the meeting is required for the election of each nominee. Since we do not have cumulative voting, you may not cast all of your votes “for” a single Director nominee. Any nominee for Director who does not receive a majority of votes cast shall immediately tender his or her resignation for consideration by the Corporate Governance/Nominating Committee of the Board of Directors. The Committee will promptly consider the resignation tendered by the Director and will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will weigh all factors it deems relevant, including the reasons for the “against” votes by stockholders, the length of service and qualifications of the Director, and the Director’s contributions to AMETEK. No Director whose tendered resignation is under consideration will participate in the deliberation process as a member of the Corporate Governance/Nominating Committee or the process of the Board described below. The Board will act on the Corporate Governance/Nominating Committee’s recommendation within 120 days following certification of the stockholders’ vote and will promptly disclose (by press release, filing of a Current Report on Form 8-K or any other public means of disclosure deemed appropriate) its decision regarding whether to accept the Director’s resignation offer. In considering the Corporate Governance/Nominating Committee’s recommendation, the Board will weigh the factors considered by the Committee and any additional information deemed relevant by the Board. If any Directors’ resignations are accepted by the Board, the Corporate Governance/Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors. The Directors’ biographies are set forth on pages 24 and 25, and a summary of their skills and attributes is set forth on page 23.

Your Board of Directors Recommends a Vote FOR Each of the Nominees.

APPROVAL OF the AMETEK, Inc. 2020 Omnibus

Incentive compensation Plan

(Proposal 2 on Proxy Card)

On February 11, 2020, the Compensation Committee of our Board recommended that our Board approve the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Plan”) and submit the 2020 Plan to a vote of our stockholders. On February 11, 2020, our Board approved the 2020 Plan, subject to stockholder approval, and directed that the 2020 Plan be submitted to our stockholders for their approval at the annual meeting.  If approved by our stockholders, the 2020 Plan will become effective as of the date of approval and no further awards will be made under the AMETEK, Inc. 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”).  Accordingly, all shares of common stock reserved for issuance under the 2011 Plan which do not underlie existing awards will be cancelled.  If this proposal is not approved by our stockholders, the 2020 Plan will not become effective, and the 2011 Plan will remain in effect in accordance with its present terms.

The purpose of the 2020 Plan is to provide our designated employees and non-employee members of the Board with the opportunity to receive equity awards and annual bonus awards, in order to encourage these individuals to contribute materially to the Company’s growth and to align their economic interests with those of our stockholders.

The proposed 2020 Plan will make 7,800,000 shares of our common stock available for issuance to eligible participants.

14    AMETEK, INC. 2020 Proxy Statement

Background and Reason for the Proposal

Equity compensation has historically been a key element of our compensation program. The ability to grant equity and equity derivative awards is essential to our ability to attract and retain highly talented employees. Without the ability to grant such awards, we would be at a disadvantage against our competitors for recruiting and retaining key talent. We adopted the 2020 Plan to modernize our equity program.  If the 2020 Plan is approved by stockholders, we expect that the share reserve of 7,800,000 shares will allow for currently anticipated grants over approximately the next five years based on current share price and historical grant practices.

Summary of the 2020 Plan

The provisions of the 2020 Plan are summarized below. This summary is qualified in its entirety by reference to the actual 2020 Plan proposed in this proxy statement, a copy of which is attached as Appendix A.

Administration

The 2020 Plan vests broad powers in a committee to administer and interpret the 2020 Plan. The 2020 Plan will be administered by the Compensation Committee, which shall have full power and express discretionary authority to administer and interpret the 2020 Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the 2020 Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. Except when limited by the terms of the 2020 Plan, the Compensation Committee has the authority to, among other things: select the persons to be granted awards; determine the type, size, terms and conditions of awards; determine the timing for granting awards; establish performance objectives and conditions for earning awards; determine criteria for the vesting and exercisability of awards; determine the duration of any vesting or exercisability period; and accelerate the vesting or exercisability of an award. The Compensation Committee’s interpretations of the 2020 Plan and all determinations made by the Compensation Committee shall be conclusive and binding on all persons having any interest in the 2020 Plan or in any awards granted thereunder.  The Compensation Committee may appoint an administrative committee comprised of Company employees to perform ministerial functions in connection with the administration of the 2020 Plan.

Eligibility

Any employees including officers and members of the Board who are also employees of the Company or its affiliates, and any non-employee members of the Board, are eligible to participate in the 2020 Plan and may be selected by the Compensation Committee to receive an award. As of March 23, 2020, there were approximately 18,517 employees of the Company and its affiliates, and eight non-employee members of the Board, all of whom were eligible to be selected as participants in the 2020 Plan.

Shares of Stock Available for Issuance

Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the 2020 Plan in connection with awards is 7,800,000 (the “Share Pool”), all of which may be utilized towards the grant of any type of award, including incentive stock options. If the 2020 Plan is approved by our stockholders, no further awards will be made under the 2011 Plan, and accordingly, all shares of common stock reserved for issuance under the 2011 Plan which do not underlie existing awards will be cancelled. As of March 23, 2020, there were 3,038,342 shares of common stock that remained available for issuance under the 2011 Plan.  Other than the 2011 Plan and the 2020 Plan, we do not have any other equity plan with shares available for issuance.  As of March 23, 2020, the total equity reserved and outstanding under all plans was as follows:

AMETEK, INC. 2020 Proxy Statement    15

2020 Plan – All Shares Available for Issuance (assuming shareholder approval)	▪7,800,000
2011 Plan – All Shares Available for Issuance (assuming shareholder approval of the 2020 Plan; no other plans available)	▪0
Aggregate Stock Options Outstanding Under All Plans	▪5,123,873
▪Weighted Average Exercise Price	▪$62.87
▪Weighted Average Remaining Term	▪6.01 years
Aggregate Full-Value Awards Outstanding / Unvested Under All Plans	▪1,429,873

Any shares underlying awards that were previously granted under the 2011 Plan that are cancelled, forfeited or expire at any time following the approval of the 2020 Plan, will be added to the Share Pool for issuance under the 2020 Plan.

Shares of our common stock subject to awards that expire unexercised or are otherwise forfeited shall again be available for awards under the 2020 Plan. However, (i) shares that are surrendered in payment of the exercise price of an option award, (ii) shares that are withheld or surrendered for the payment of taxes, and (iii) the full number of shares subject to a stock appreciation right (regardless of how many shares are actually issued upon exercise of the stock appreciation right and whether or not the stock appreciation right is settled in cash), shall not become available for re-issuance under the 2020 Plan. If an award agreement for the grant of stock units provides that the award will be paid out in cash, the number of shares of common stock underlying the award will not be subtracted from the Share Pool.

The market value of a share of our common stock as of March 23, 2020 was $58.21.

Adjustments

The Compensation Committee shall make equitable adjustments to the Plan and outstanding awards to account for any change in the number or kind of shares of common stock outstanding as a result of a stock dividend, spin-off, recapitalization, stock split, combination or exchange of shares, merger, reorganization, consolidation, reclassification, change in par value, or any other extraordinary or unusual event affecting our common stock.

Vesting

The Compensation Committee determines the vesting conditions for awards. A time-based condition requires that the participant be employed or otherwise in the service of the Company or our affiliates for a certain amount of time in order for the award to vest. A performance-based condition requires that certain performance criteria be achieved in order for the award to vest.

All awards other than annual cash bonus awards will have a minimum time-based vesting period of at least one year. However, this minimum vesting requirement will not apply to awards which relate to less than 390,000 shares in the aggregate (representing 5% of the Share Pool on the effective date of the 2020 Plan), or with respect to awards that vest in connection with a change of control, or the participant’s death, disability, or termination of employment or service.

In addition to the generally applicable minimum vesting requirement described above, awards of options or stock appreciation rights to non-exempt employees may not be exercisable prior to the six-month anniversary of the date of grant except upon the occurrence of certain events, in the Compensation Committee’s discretion.

16    AMETEK, INC. 2020 Proxy Statement

Types of Awards

The 2020 Plan provides for the grant of the following types of incentive awards to participants: (i) stock options, (ii) stock appreciation rights, (iii) stock awards, (iv) stock units, and (v) annual cash bonus awards.

Stock Options.  A stock option entitles the holder to purchase a stated number of shares of common stock. We may grant incentive stock options (“ISOs”) or non-qualified stock options (“NQSOs”). ISOs may only be granted to an employee of ours or our eligible affiliates, provided that on the grant date, the employee does not own stock possessing more than 10% of the total combined voting power of all classes of our stock or that of our eligible affiliate. The Compensation Committee will specify the number of shares of common stock subject to each option, the vesting conditions, and the exercise price for such option, provided that the exercise price may not be less than the fair market value of a share of common stock on the date the option is granted.

Generally, options may be exercised in whole or in part through a cash payment or through a broker-assisted cashless exercise, which involves a broker selling a portion of the shares acquired on exercise to cover the exercise price and the broker’s fee. The Compensation Committee may, in its sole discretion, permit payment of the exercise price of an option in the form of previously acquired shares based on the fair market value of the shares on the date the option is exercised, or by another method.

All options shall be exercisable in accordance with the terms of the applicable award agreement. The maximum term of an option shall be determined by the Compensation Committee on the date of grant but shall not exceed 10 years. In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which such ISOs become exercisable for the first time during any calendar year cannot exceed $100,000. ISOs granted in excess of this limitation will be treated as NQSOs. The Compensation Committee will provide in an option award agreement or otherwise, under which circumstances, if any, such option may be exercised following termination of employment or service.

Stock Appreciation Rights.  A stock appreciation right (“SAR”) represents the right to receive, upon exercise, any appreciation in a share of common stock over a particular time period. The base price of an SAR shall not be less than the fair market value of a share of common stock on the date the SAR is granted. The maximum term of an SAR shall be determined by the Compensation Committee on the date of grant but shall not exceed 10 years. Distributions with respect to SARs may be made in cash, shares of common stock, or a combination of both, at the Compensation Committee’s discretion. SARs may be granted either independently or in tandem with an option.  The Compensation Committee will provide in an SAR award agreement or otherwise, under which circumstances, if any, such SAR may be exercised following termination of employment or service.

Stock Award.  A stock award is a grant of shares of common stock. Stock awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Compensation Committee. If the specified vesting conditions (if any) are not attained, the participant will forfeit the portion of the stock award with respect to which those conditions are not attained. At the end of the restriction period, if the vesting conditions, if any, have been satisfied, the restrictions imposed will lapse with respect to the applicable number of shares. The Compensation Committee will determine to what extent and under what conditions a participant will have the right to vote the shares underlying the stock award or to receive dividends paid on such shares during the restriction period. The Compensation Committee will provide in a stock award agreement or otherwise, under which circumstances, if any, a participant may retain an outstanding stock award following termination of employment or service.

Stock Units.  Stock Units (“SUs”) are granted in reference to a specified number of shares of common stock and entitle the holder to receive, on the achievement of specified vesting conditions (which may include performance goals), an amount equal to the fair market value of one share of common stock (at the time of distribution) for each such share of common stock covered by the SU, which may be settled in shares of common stock, cash, or a combination of both, at the discretion of the Compensation Committee. The Compensation Committee may grant dividend equivalents in connection with SUs, payable in cash, shares, or a combination of the two, on the terms and conditions it deems appropriate. The Compensation Committee will provide in an SU award agreement or otherwise, under which circumstances, if any, a participant may retain SUs following termination of employment or service.

Annual Cash Bonus Awards. Annual cash bonus awards may be granted to participants. The Compensation Committee will determine the performance period (which will be a 12-month period or less), performance goals, and potential payout amounts for each participant. Any annual cash bonus awards that are earned by a participant will be

AMETEK, INC. 2020 Proxy Statement    17

paid out within two and a half months following the close of the performance period. Unless otherwise specified by the Compensation Committee, a participant will only be eligible to receive payment of an annual bonus cash award if he or she provides continued employment or service through the last day of the applicable performance period. If a participant is terminated for cause following the end of a performance period but before annual cash bonuses are paid out, the Compensation Committee may in its discretion require that the participant forfeit the award that he or she had otherwise earned.

The ability to award cash bonus awards under the 2020 Plan does not limit the Compensation Committee’s ability to award other bonuses outside of the 2020 Plan to employees of the Company and its affiliates.

Change of Control

In the event of a change of control (as defined in the 2020 Plan or otherwise specified in an award agreement), the Compensation Committee may, on a participant-by-participant basis: (i) cause all outstanding options and SARs to be fully exercisable, in whole or in part, (ii) cause any or all restrictions on outstanding stock awards or SUs to lapse and accumulated dividends to be paid, as of the change of control or such other date as the Compensation Committee determines, (iii) cause unvested awards to be cancelled without consideration, (iv) cancel any outstanding option or SAR with respect to all common stock for which the award remains unexercised in exchange for one or more payments in cash or stock equal to the excess (if any) of the fair market value of the common stock subject to the option or SAR over the exercise or base price of the option or SAR (and if the fair market value does not exceed the exercise or base price of the award, cancel the award without payment of any consideration), (v) give the participant an opportunity to exercise an option or SAR in advance of the change of control and, to the extent not exercised, subsequently cancel the option or SAR, (vi) settle any stock award or SU (including accumulated dividend equivalents) for an amount and in a form determined by the Compensation Committee, or (vii) determine that outstanding grants will be converted to similar grants of the surviving corporation following the change of control. The Compensation Committee may also determine that any cash or substitute consideration payable upon cancellation of an award will be subject to vesting conditions that are similar to those that applied to the award prior to the change of control.

If a change of control occurs prior to the end of an annual cash bonus award performance period, the Compensation Committee may determine that participants shall nevertheless receive payment with respect to outstanding annual cash bonus awards, and specify the amount and timing of such payment.

Repricing

The Compensation Committee may not reprice options or SARs, nor may the Board amend the 2020 Plan to permit repricing of options or SARs. Except in connection with a corporate transaction, we may not cancel outstanding options or SARs with an exercise price above the current stock price in exchange for cash or other securities, without obtaining the approval of our stockholders.

Deferral

The Compensation Committee may permit or require a participant to defer receipt of the payment of cash or shares in connection with a vested award, consistent with the requirements of Section 409A of the Internal Revenue Code.

Clawback

If we must prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement, each current or former executive officer who, in the Compensation Committee’s determination, has knowingly or through gross negligence engaged in or failed to prevent the misconduct which materially contributed to the need for such restatement, will be required to reimburse us for certain awards previously earned or awarded.

Amendment and Termination

The Board may amend or terminate the 2020 Plan and the Compensation Committee may amend any outstanding award at any time; provided, however, that unless otherwise permitted under the 2020 Plan or in an award agreement, no such amendment or termination may materially impair any rights or obligations under an outstanding

18    AMETEK, INC. 2020 Proxy Statement

award without the holder’s permission. However, the Board may amend the Plan as it deems appropriate in order to conform the Plan or an outstanding award to applicable law. If stockholder approval of an amendment is required in order to comply with applicable law or stock exchange requirements, then such amendment must be approved by our stockholders.

The 2020 Plan will expire immediately prior to the tenth anniversary of its effective date, unless it is terminated earlier by the Board or extended by the Board with the approval of our stockholders.

Miscellaneous

Subject to a limited exception for NQSOs, awards granted under the 2020 Plan shall generally be nontransferable except by will or by the laws of descent and distribution. No participant shall have any rights as a stockholder with respect to shares covered by an equity award, unless and until such awards are settled in shares of common stock. No option or SAR shall be exercisable and no shares of common stock shall be issued under the 2020 Plan except in compliance with all applicable laws.

Awards will be subject to applicable tax withholding requirements. Awards granted to participants subject to taxation outside of the United States may be made on such terms and conditions as the Compensation Committee deems appropriate to comply with foreign law.

Federal Tax Consequences

The federal income tax consequences arising with respect to grants awarded under the 2020 Plan will depend on the type of grant. The following provides only a general description of the application of federal income tax laws to certain grants under the 2020 Plan. This discussion is intended for the information of stockholders considering how to vote at the meeting and not as tax guidance to participants in the 2020 Plan, as the consequences may vary with the types of grants made, the identity of the recipients, and the method of payment or settlement. The summary does not address the effects of other federal taxes including possible “golden parachute” excise taxes or taxes imposed under state, local, or foreign tax laws. Tax laws are subject to change.

Generally, amounts taxable as ordinary income to participants under the 2020 Plan in respect of awards are expected to be deductible by us as compensation at the same time the participant recognizes the ordinary income, subject to certain caps on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code.

Incentive Stock Options. There generally are no federal income tax consequences to a participant or to us upon the grant of an ISO. A participant will not recognize income for purposes of the regular federal income tax upon the exercise of an ISO. However, for purposes of the alternative minimum tax, in the year in which a participant exercises an ISO the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be included in a participant’s alternative minimum taxable income.

A participant will recognize income when he or she sells stock acquired upon exercise of an ISO. If a participant disposes of the shares acquired upon exercise of an ISO after two years from the date the option was granted and one year from the date the shares were transferred upon the exercise of the option, a participant will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price. We will not be entitled to any corresponding tax deduction.

If a participant disposes of shares acquired upon the exercise of an ISO before satisfying both holding period requirements, a participant’s gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price. We will generally be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the participant held the shares before the disposition.

Nonqualified Stock Options. There are generally no federal income tax consequences to a participant or to us upon the grant of a NQSO. Upon the exercise of a NQSO, a participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid. We generally will be entitled to a corresponding federal income tax deduction. The participant will have a tax basis in the shares equal to the exercise price plus the amount of income recognized at the time of exercise.

AMETEK, INC. 2020 Proxy Statement    19

When a participant sells shares of stock acquired through the exercise of a NQSO, the participant will have a capital gain or loss in an amount equal to the difference between the amount realized on the sale and the tax basis in the shares. The capital gain tax rate will depend on a number of factors, including the length of time the participant held the shares prior to selling them.

Stock Appreciation Rights. There are generally no federal income tax consequences to a participant or to us upon the grant of a SAR. Upon exercise of a SAR, the value of the shares or cash received is taxable to the participant as ordinary income, and we will generally be entitled to a corresponding tax deduction. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. The capital gain tax rate will depend on a number of factors, including the length of time the participant held the shares prior to selling them.

Stock Awards. A participant will generally not recognize federal taxable income when he or she receives a stock award, and we will not be entitled to a deduction, until the stock is transferable by the participant or is otherwise no longer subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time (less any amounts paid for the shares), and generally, we will be entitled to a deduction in the same amount. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock became transferable or ceased to be subject to a substantial risk of forfeiture.

A participant may elect to recognize ordinary income in the year when the stock award is granted in an amount equal to the fair market value of the shares subject to the award (less any amounts paid for such shares) at the time of grant, determined without regard to any restrictions. This election is referred to as a Section 83(b) election. In that event, we will generally be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the participant upon a later disposition of the shares will be capital gain or loss. A participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date of the original transfer to the participant. The participant may not claim a credit for any tax previously paid on stock that is later forfeited.

Stock Units. If a participant is granted an SU, he or she will not be required to recognize any taxable income at the time of grant. Upon distribution of shares or cash in respect of an SU, the fair market value of those shares or the amount of that cash will be taxable to the participant as ordinary income and we will generally receive a deduction equal to the income recognized by the participant. The subsequent disposition of shares acquired pursuant to an SU will result in capital gain or loss (based on the difference between the price received on disposition and the market value of the shares at the time of their distribution). The capital gain tax rate will depend on a number of factors, including the length of time the participant held the shares prior to selling them.

Equity Compensation Plan Information

The table below sets forth information with respect to compensation plans under which our equity securities are authorized for issuance as of December 31, 2019.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by stockholders	4,299,591	$62.49	4,583,200
Equity Compensation Plans not approved by stockholders	0	-	0
Total	4,299,591	$62.49	4,583,200

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New Plan Benefits

If the 2020 Plan is approved by stockholders, awards under the 2020 Plan will be determined by the Compensation Committee in its discretion, and it is, therefore, not possible to predict the number, name or positions of persons who will benefit from the 2020 Plan, if it is approved by stockholders, or the terms of any such benefits.

The affirmative vote of a majority of shares present via webcast or represented by proxy at the Annual Meeting and entitled to vote on such matter is required to approve the 2020 Plan.

Your Board of Directors Recommends a Vote FOR the Approval of the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan.

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

(Proposal 3 on Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders with the right to approve, on a non-binding, advisory basis, the compensation of our “named executive officers” as disclosed in this proxy statement under the heading “Executive Compensation – Compensation Discussion and Analysis” and the tabular disclosures of this proxy statement.  In accordance with the results of the last advisory vote on the appropriate frequency of our advisory vote on executive compensation at our 2017 Annual Meeting, our Board determined to implement an annual non-binding stockholder vote on our executive compensation (commonly referred to as “say-on-pay”). Our Board has had a long-standing commitment to good corporate governance and recognizes the interest that investors have in executive compensation. We also are committed to achieving a high level of total return to our stockholders.

We encourage you to review the Compensation Discussion and Analysis beginning on page 27 of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 36 through 48, which provide detailed information on our compensation policies and practices and the compensation of our named executive officers. We believe that our compensation program is designed to attract, motivate and retain the talent required to achieve the short- and long-term performance goals necessary to create stockholder value. Our balanced approach to executive compensation through a combination of base pay, annual incentives and long-term incentives, with a mix of cash and non-cash awards, aligns with creating and sustaining stockholder value. We enhanced the long-term incentive portion of our executive compensation program in 2019 by increasing the amount of performance-based stock awards as a percentage of the entire equity award from 20% to 50% for our Chief Executive Officer and Chief Financial Officer and from 20% to 40% for all other executive officers.

The Board strongly endorses our executive compensation program and recommends that the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related material disclosed in this Proxy Statement).”

The affirmative vote of the holders of a majority of eligible shares present at the meeting, via webcast or by proxy, and voting on the matter is required to approve this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Although the vote is non-binding, our Board and Compensation Committee will take into account the outcome of the vote when making future decisions about our executive compensation policies and procedures.

Your Board of Directors Recommends a Vote FOR the Approval of the Company’s Executive Compensation.

AMETEK, INC. 2020 Proxy Statement    21

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4 on Proxy Card)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence. Further, the Audit Committee evaluates whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected, and the Board has ratified the selection of, Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. The Audit Committee is responsible for the audit fee negotiations associated with our retention of Ernst & Young LLP. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Chair and other members of the Audit Committee are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. Ernst & Young LLP and its predecessor have served continuously as our independent auditors since our incorporation in 1930.

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of AMETEK and our stockholders, and we are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2020. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.

Fees billed to us by Ernst & Young LLP for services rendered in 2019 and 2018 totaled $9,571,000 and $8,852,000 respectively, and consisted of the following:

	2019	2018
Audit fees	$7,400,000	$7,550,000
Audit-related fees	368,000	113,000
Tax fees	1,801,000	1,187,000
All other fees	2,000	2,000
Total	$9,571,000	$8,852,000

“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The amounts shown for “Audit-related fees” primarily include fees for audits of employee benefit plans and due diligence in connection with acquisitions.

The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.

The amounts shown for “All other fees” relate to online accounting research subscriptions.

The affirmative vote of the holders of a majority of eligible shares present at the meeting, via webcast or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP will be present at the meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Your Board of Directors Recommends a Vote FOR Ratification.

22    AMETEK, INC. 2020 Proxy Statement

THE BOARD OF DIRECTORS

Board Composition Overview

Our Board is comprised of Directors with diverse skills, background and experience.  Additional information on Board membership criteria is set forth on page 9 under “Consideration of Director Candidates.”

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Biographies

As discussed under “Consideration of Director Candidates,” the Corporate Governance/Nominating Committee analyzes a number of factors when considering Directors for selection to the Board. Each of our Directors has been selected based on their demonstrated leadership and significant experience in areas significant to our company; ability to offer advice and guidance based upon that experience and expertise; sound business judgment; and character and integrity that support our core values. The biographical information set forth below is as of March 23, 2020 and includes a description of each Director’s background that supported the Board’s consideration of that Director for nomination. Unless we indicate otherwise, each Director has maintained the principal occupation and directorships described below for more than five years.

Class II: Nominees for election at the meeting for terms expiring in 2023:

THOMAS A. AMATO Director since 2017 Age 56

Mr. Amato is Chief Executive Officer and President of TriMas Corporation. Previously, he was Chief Executive Officer and President of Metaldyne, LLC from October 2009 to December 2015. From August 2014 to December 2015, Mr. Amato also served as Co-President and Chief Integration Officer of Metaldyne Performance Group Inc. Mr. Amato brings to the Board more than 25 years of broad industrial and international experience, having served in several leadership positions at global, multibillion-dollar businesses. He is currently a Director of TriMas Corporation.

ANTHONY J. CONTI Director since 2010 Age 71

Mr. Conti is retired from his position as a Partner at PricewaterhouseCoopers. Mr. Conti brings to the Board expertise in financial accounting, finance, strategy, risk management and human resources management with his more than 35 years’ experience at a public accounting firm. He is currently a Director of BioTelemetry, Inc.

GRETCHEN W. McCLAIN Director since 2014 Age 57

Ms. McClain is Operating Executive of The Carlyle Group since July 2019.  Ms. McClain was the founding President and Chief Executive Officer of Xylem Inc. from October 2011 to September 2013. Ms. McClain brings to the Board her extensive business, developmental, strategic and technical background from more than 25 years of global experience across multiple industries, including as CEO of a publicly traded industrial company and government agency leadership. She is currently a Director of Booz Allen Hamilton Holding Corporation and since February 2019, a Director of Hennessy Capital Acquisition Corp. IV.  She was a Director of Boart Longyear Limited from November 2015 to August 2019. She was a Director of Con-way, Inc. from June 2015 to October 2015, when it was acquired by XPO Logistics, Inc.

Class III: Directors whose terms continue until 2021:

TOD E. CARPENTER Director since 2019 Age 60

Mr. Carpenter has served as Chairman since April 2017, and President and Chief Executive Officer of Donaldson Company, Inc. since April 2015.  From February 2014 until April 2015, he was Chief Operating Officer of Donaldson Company, Inc.  Mr. Carpenter brings to the Board a wealth of general management and global leadership experience.  He has been a Director of Donaldson Company, Inc. since April 2017.

ELIZABETH R. VARET Director since 1987 Age 76

Ms. Varet is a Managing Director of American Securities Management L.P. and chairman of the corporate general partner of several affiliated entities. Ms. Varet brings to the Board expertise in finance and investment through her extensive management and investment experience at private equity and other investment firms.

DENNIS K. WILLIAMS Director since 2006 Age 74

Mr. Williams is retired from his position as President, Chief Executive Officer and Chairman of the Board of IDEX Corporation. Mr. Williams brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of IDEX Corporation. He has extensive acquisition experience and knowledge specific to our markets with more than 30 years’ experience in our industry. Mr. Williams is currently a Director of Owens-Illinois, Inc. and was a Director of Actuant Corporation from May 2006 until March 2018.

24    AMETEK, INC. 2020 Proxy Statement

Class I: Directors whose terms continue until 2022:

RUBY R. CHANDY Director since 2013 Age 58

Ms. Chandy was the President of the Industrial Division of Pall Corporation from April 2012 to November 2015. Ms. Chandy brings to the Board her executive management experience, marketing and strategy skills, relevant experience in life science and industrial companies, and extensive engineering and management education.  She has served as a Director of Flowserve Corporation since May 2017 and DuPont de Nemours, Inc. since June 2019.

STEVEN W. KOHLHAGEN Director since 2006 Age 72

Mr. Kohlhagen is a retired financial executive. Mr. Kohlhagen brings to the Board expertise in financial accounting, finance and risk management through his extensive experience in, and knowledge of, the financial, securities and foreign exchange markets. He was a Director of the Federal Home Loan Mortgage Corporation from February 2013 to February 2020, and GulfMark Offshore, Inc. from September 2013 to November 2017.

DAVID A. ZAPICO Director since 2016 Age 55

Mr. Zapico is the Chairman and Chief Executive Officer of AMETEK. He became Chairman in July 2017 and Chief Executive Officer in May 2016. Previously he was Executive Vice President and Chief Operating Officer from January 2013 to May 2016.  Mr. Zapico brings to the Board extensive knowledge of our company and the markets in which we operate through his 30 years’ experience in our industry.

AMETEK, INC. 2020 Proxy Statement    25

EXECUTIVE OFFICERS

Officers are appointed by our Board to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers as of March 23, 2020 is shown below:

Name	Age	Present Position with AMETEK

David A. Zapico	55	Chairman and Chief Executive Officer

William J. Burke	58	Executive Vice President–Chief Financial Officer

Ronald J. Oscher	52	Chief Administrative Officer

Tony J. Ciampitti	47	President–Electronic Instruments

John W. Hardin	55	President–Electronic Instruments

Thomas C. Marecic	58	President–Electronic Instruments

Timothy N. Jones	63	President–Electromechanical Group

Thomas M. Montgomery	57	Senior Vice President–Comptroller & Principal Accounting Officer

David A. Zapico’s employment history with us and other directorships held during the past five years are described under the section “Biographies” on page 24. Mr. Zapico has 30 years of service with us.

William J. Burke was elected Executive Vice President–Chief Financial Officer effective May 15, 2016. He served as Senior Vice President–Comptroller from July 2012 to May 2016, and as Treasurer from March 2007 to September 2017. Mr. Burke has over 32 years of service with us.

Ronald J. Oscher was elected Chief Administrative Officer effective May 5, 2016. He served as President–Electronic Instruments from November 2014 to December 2016. From March 2013 to November 2014, Mr. Oscher served as Senior Vice President–Electronic Instruments. Mr. Oscher has 9 years of service with us.

Tony J. Ciampitti was elected President–Electronic Instruments effective January 1, 2017. Previously he served as Vice President and General Manager–Power Systems and Instruments Division from July 2008 to January 2017. Mr. Ciampitti has 23 years of service with us.

John W. Hardin was elected President–Electronic Instruments effective July 23, 2008. Mr. Hardin has 21 years of service with us.

Thomas C. Marecic was elected President–Electronic Instruments effective November 5, 2014. Previously he served as Senior Vice President–Electronic Instruments from March 2013 to November 2014. Mr. Marecic has 25 years of service with us.

Timothy N. Jones was elected President–Electromechanical Group effective February 1, 2006. Mr. Jones has 40 years of service with us.

Thomas M. Montgomery was elected Senior Vice President–Comptroller & Principal Accounting Officer effective May 15, 2016. Previously he served as Vice President–Planning & Analysis from July 2012 to May 2016. Mr. Montgomery has 36 years of service with us.

26    AMETEK, INC. 2020 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”

Each year, the Compensation Committee, in consultation with an independent compensation consultant, carefully reviews our compensation policies and procedures to determine if they are in the best interests of our stockholders and employees. The Compensation Committee conducted this review in the fall of 2019. In light of the strong level of stockholder approval of our executive compensation that we received at our 2019 Annual Meeting of Stockholders (approximately 95% of the advisory vote), the Compensation Committee determined that it is in the best interests of our stockholders as well as our employees to maintain our compensation policies and procedures, with certain enhancements, which are described in this Compensation Discussion and Analysis.

Executive Compensation – Governance Practices

The Compensation Committee recognizes that the success of our executive compensation program over the long term requires a robust framework of compensation governance. As a result, the Compensation Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program.

What We Do

✓	Incentive compensation programs feature a balanced mix of absolute and relative performance measures that align with our business strategy
✓	Strong alignment between pay and performance
✓	Large majority of executive compensation is at-risk and variable
✓	Large majority of variable compensation is delivered as long-term incentives
✓	All long-term incentives are denominated and delivered in equity
✓	Stock ownership requirements for all executive officers
✓	Minimum vesting requirements for equity awards per our equity plan
✓	Caps on annual bonuses to avoid excessive short-term focus and potentially adverse risk-taking
✓	Annually benchmark our compensation levels to ensure competitiveness
✓	Use of an independent consultant to advise the Compensation Committee

What We Don’t Do

✘	No excise tax gross-ups on change of control payments
✘	No excessive perquisites
✘	No hedging of our common stock by our officers and directors
✘	No pledging of our common stock by our officers and directors
✘	No discounting, reloading or repricing of stock options without stockholder approval
✘	No evergreen provision in our equity plan

Enhancements for 2019

In 2019, we enhanced our executive compensation program by increasing the proportion of annual long-term incentive awards delivered through performance-based restricted stock units from 20% to 50% for our Chief Executive Officer and Chief Financial Officer and from 20% to 40% for all other executive officers.  The use of performance-based awards, in conjunction with stock options and restricted stock, ensures that we maintain a balanced long-term incentive program. The performance-based awards are earned based on the degree of achievement against predetermined relative and absolute performance goals over a three-year measurement period.

The Compensation Committee selects companies for inclusion in the compensation benchmarking peer group based

AMETEK, INC. 2020 Proxy Statement    27

on similarity of industry classification and general comparability of key size measures including market capitalization, revenue, assets and employees.  This defined peer group data is used in conjunction with general industry market data when benchmarking each compensation component and total target compensation.

We reviewed the composition of our compensation peer group in August 2018.  Following this review, four companies (Emerson Electric Co., Illinois Tool Works Inc., Triumph Group, Inc. and Roper Technologies, Inc.) were removed and one company (Snap-On Incorporated) was added to the compensation peer group.  The Compensation Committee made these changes to remain consistent with the inclusion criteria described above.  This newly constituted peer group was used to inform pay actions effective in 2019.

Acuity Brands, Inc.	Flowserve Corporation	Keysight Technologies, Inc.	Sensata Technologies Holding plc
Agilent Technologies, Inc.	Fortive Corporation	Parker-Hannifin Corporation	Snap-On Incorporated
Crane Co.	Hubbell Incorporated	Pentair plc	TransDigm Group Incorporated
Dover Corporation	IDEX Corporation	Rockwell Automation, Inc.	Xylem Inc.

2019 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for 2019 was designed to meet the following objectives:

•

Provide compensation that is competitive with market levels of compensation provided to other relevant companies’ executive officers, as described further below, taking into account the size of our company or operating group, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is at risk and based on achievement of performance goals. We refer to this objective as “performance incentives.”
•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stockholder alignment.”
•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned various components of our 2019 compensation payments and awards to meet these objectives as follows:

Pay Component	Competitive Compensation	Performance Incentives	Stockholder Alignment	Retention Incentives
Salary	X
Short-Term Incentive Awards	X	X	X
Long-Term Incentive Awards	X	X	X	X

Determination of Competitive Compensation

In assessing the competitiveness of our compensation levels, we review current-year compensation data provided to us by an independent compensation consultant, Pay Governance LLC.  We generally refer to the median pay levels of both our compensation peer group and the general industry (a collection of more than 800 companies) for each pay component and for all pay components in the aggregate.

28    AMETEK, INC. 2020 Proxy Statement

We used the following process to determine a reference point for the compensation for each named executive officer in 2019:

•	We provided to the compensation consultant a description of the responsibilities for each named executive officer.
•

The compensation consultant employed its standard methodology to provide compensation levels for comparable executives in the market. Comparable executives are seasoned executives having similar responsibilities in companies of generally similar size and scope. The competitive compensation information was based on our compensation peer group and general industry data derived principally from Willis Towers Watson’s Executive Compensation Database, supplemented with data from public filings. The data were size-adjusted to reflect our estimated revenues and the relevant operating groups as appropriate.

While the actual amount of total compensation earned will vary based on company and individual performance, our goal is for total target compensation, as well as each element of total target compensation, to be at or around the median target compensation for executives with similar positions in the market. Individual executive compensation is established based on an executive’s scope of responsibility, impact on profitable growth, individual performance and breadth of experience.

Role of Executive Officers in Determining Executive Compensation for Named Executive Officers

In connection with 2019 compensation, Mr. Zapico, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Zapico did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Zapico’s observations with regard to other executive officers, the ultimate approval regarding executive compensation came from the Compensation Committee.

2019 Compensation Components

Salaries

The salary amounts set forth in the Summary Compensation Table for 2019 reflect salary decisions made by the Compensation Committee in November 2018. In determining base salary, the CEO and the Compensation Committee consider the size and scope of the executives’ responsibilities, experience, performance and the median base salary of similar positions in the market. The Compensation Committee believes that median base salary is an appropriate general reference point to attract and retain top executive talent. Base salaries are reviewed annually, and adjustments are intended to recognize performance and contributions over the prior year, as well as any significant changes in duties or scope of responsibility.

Short-Term Incentive Program

The principal objective of our short-term incentive program is to strongly link a portion of annual compensation to our business achievements. We set target short-term incentive opportunities at the median for comparable executives. However, variations from market, both positive and negative, may result based on actual performance.

For 2019, we set target bonus amounts, which are typically stated as a percentage of base salary, for the named executive officers as follows:  Mr. Zapico – 120%; Mr. Burke – 80%; Mr. Jones – 70%; Mr. Hardin – 70%; and Mr. Marecic – 70%.

Under our short-term incentive program, we selected performance measures that are key drivers of stockholder value. In some instances, performance metrics differed among the named executive officers. These differences reflect the differing responsibilities of the executives. We also established targets, or expected levels of performance, for each performance measure.

AMETEK, INC. 2020 Proxy Statement    29

The large majority of our executives’ annual incentive is based on formula-driven, non-discretionary, financial metrics.  The target goal for each non-discretionary measure in 2019 was largely developed from our 2019 budget. Consistent with past practice, the Compensation Committee can make adjustments on a case-by-case basis, such as for group operating income, as described below.

•

Adjusted earnings per share (“Adjusted EPS”) – This is defined as our net income, adjusted for tax-effected acquisition-related intangible amortization, divided by the total number of fully-diluted shares of our common stock outstanding.  Adjusted EPS may exclude certain non-recurring items after taking into account the applicable tax-effect, including but not limited to, realignment costs, tax benefits or charges, and any sale of a business.  We believe that the paramount objective of a principal executive officer is to increase stockholder return significantly, and that for a large, well-established industrial corporation, Adjusted EPS is typically a key metric affecting share price. Therefore, we believe Adjusted EPS is an excellent measure of our executive officers’ performance.

•

Organic revenue growth – Revenue growth is key to the long-term vitality of a business and we believe this is an indicator of our executive officers’ performance. This measure is applied either on a company-wide basis, or, for our group presidents, with regard to their respective operating groups. We define our organic revenue growth measure as actual revenue compared to prior-year revenue without giving effect to (i) increases in revenues from businesses that we acquired during either year and (ii) foreign currency effects.

•

Operating income – This measure applies to our group presidents with regard to their respective operating groups. We believe this measure is a reliable indicator of corporate and operating group performance.  Adjustments to operating unit income are approved by the Compensation Committee and, in 2019, consisted of the inclusion of estimated tax benefits pertaining to the disposal of excess and obsolete inventory, the inclusion of specified financing costs related to acquisitions, and the exclusion of realignment costs. We increased operating unit income by the estimated tax benefit realized through the disposal of excess and obsolete inventory. This adjustment encourages our operating executives to dispose of excess and obsolete inventory so stockholders benefit from the lower taxes. We reduced operating unit income by the estimated amount of interest cost we incur on funds borrowed to finance an acquisition where the results of operations of the acquired business are included in the unit’s operating results. We believe that reducing the operating unit income derived from an acquired business by these interest costs better reflects the contribution of the acquisition to the operating unit’s performance. By excluding realignment costs, we encourage our operating executives to take appropriate long-term actions for the business.

•

Operating working capital – This measure represents inventory, accounts receivable and unbilled revenue less accounts payable and customer advance payments as a percentage of sales. We use this measure to encourage our executives to manage our working capital in a manner that increases cash available for investment. Operating working capital is reported at the corporate and group level. A lower working capital percentage is an indicator of the executives’ success in increasing our cash resources.

•

Discretionary – A small portion of each executive’s award, ranging from 10% to 20% of the total annual incentive, is based on discretionary factors that are deemed appropriate by the Compensation Committee, as discussed in more detail below.

30    AMETEK, INC. 2020 Proxy Statement

The weighting of performance measures, achievement range, actual results and actual award for each named executive officer is set forth in the table below.  In establishing the weighting, the Compensation Committee considered the alignment of compensation to our business strategy, and key operational and financial measures, as well as motivating and rewarding high individual performance.

Name	Performance Measure	Threshold	Designated Goal (Target)	Maximum	Actual Results	Performance Measure as a Percentage of Total Target Award Opportunity	Actual Award	Actual Award as Percentage of Target Award Opportunity for the Performance Measure
David A.	Diluted Earnings Per Share	$3.20	$4.00	$4.40	$4.19	65%	$1,449,630	148%
Zapico	Organic Revenue Growth	1.00%	4.00%	7.00%	2.20%	15%	90,720	40%
	Discretionary	0%	100%	200%	200%	20%	604,800	200%
William J.	Diluted Earnings Per Share	$3.20	$4.00	$4.40	$4.19	65%	463,076	148%
Burke	Organic Revenue Growth	1.00%	4.00%	7.00%	2.20%	15%	28,980	40%
	Corporate Working Capital	18.37%	16.70%	15.03%	18.00%	10%	10,701	22%
	Discretionary	0%	100%	200%	200%	10%	96,600	200%
Timothy N.	Diluted Earnings Per Share	$3.20	$4.00	$4.40	$4.19	30%	162,860	148%
Jones	Organic Revenue Growth	1.00%	4.00%	7.00%	0.35%	15%	-	0%
	Group Operating Income	$228,034,894	$285,043,617	$313,547,979	$274,778,417	25%	75,444	82%
	Group Working Capital	18.81%	17.10%	15.39%	18.00%	10%	17,259	47%
	Discretionary	0%	100%	200%	138%	20%	102,133	138%
John W.	Diluted Earnings Per Share	$3.20	$4.00	$4.40	$4.19	30%	172,376	148%
Hardin	Organic Revenue Growth	1.00%	4.00%	7.00%	2.79%	15%	34,865	60%
	Group Operating Income	$320,968,631	$401,210,789	$441,331,868	$381,827,261	25%	73,862	76%
	Group Working Capital	22.55%	20.50%	18.45%	22.60%	10%	-	0%
	Discretionary	0%	100%	200%	169%	20%	132,396	169%
Thomas C.	Diluted Earnings Per Share	$3.20	$4.00	$4.40	$4.19	30%	146,109	148%
Marecic	Organic Revenue Growth	1.00%	4.00%	7.00%	0.24%	15%	-	0%
	Group Operating Income	$237,276,477	$296,595,596	$326,255,156	$282,228,641	25%	62,555	76%
	Group Working Capital	18.70%	17.00%	15.30%	18.30%	10%	7,691	24%
	Discretionary	0%	100%	200%	138%	20%	91,628	138%

As a result of our actual outcomes with respect to the performance measures and the Compensation Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Zapico, $2,145,150 (142%); Mr. Burke, $599,357 (124%); Mr. Jones, $357,696 (97%); Mr. Hardin, $413,499 (106%); and Mr. Marecic, $307,983 (93%).

In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.

In providing discretionary awards to our named executive officers, the Compensation Committee considered our strong success and specific named executive officers’ contributions in the following areas:

•	Sales Growth – We grew overall sales 6% to a record $5.2 billion in 2019.
•	Earnings Growth – We grew adjusted diluted earnings per share 14%, to a record $4.19 in 2019.
•

Strategic Acquisitions – We deployed approximately $1.1 billion on two strategic acquisitions, including our largest acquisition to date, while maintaining a return on total capital well in excess of our cost of capital.

•	Operational Excellence – We achieved EBITDA margins of 26.9% and operating margins of 22.8% with 100 basis points of core operating margin expansion in 2019.
•

Cash Flow – We achieved record cash flow in 2019 with operating cash up 20% to $1.1 billion, free cash flow (cash flow provided by operating activities less capital expenditures) of $1.0 billion, and free cash flow conversion of 118% of adjusted net income.

•	Stock Performance – Our total shareholder return (“TSR”) of 48% outperformed the S&P 500 Industrials in 2019 by 1,890 basis points and was a top performer across our peer group.

Equity-Based Compensation

We use equity-based compensation to align the interests of executives with those of stockholders and to support succession planning and retention.  We use the most recent year median of the compensation benchmarking peer group and general industry group as reference points for assessing and establishing our equity awards.

AMETEK, INC. 2020 Proxy Statement    31

The most notable change to equity-based compensation in 2019 was increasing the proportion of annual long-term incentive awards comprised of performance-based restricted stock units (“PRSUs”) for the executive officers.  For the CEO and CFO, PRSUs comprise 50% of the target long-term incentive award.  For the other named executive officers, PRSUs comprise 40% of the target long-term incentive award.

The PRSU awards feature two equally weighted performance measures:  Return on Tangible Capital (“ROTC”) and relative TSR.  Payouts range from 50% at threshold to 200% at maximum for both measures.  The 2019 PRSU award features a three-year performance period, January 1, 2019 through December 31, 2021.

•

ROTC is an important input to value creation.  ROTC is measured on an absolute basis against internal standards.  The ROTC performance target is established using the three-year trailing average of company results.  Threshold performance is target minus four thousand basis points (-4,000 bps) and maximum performance is target plus two thousand basis points (+2,000 bps).  The performance range is designed such that the threshold is above the median for the companies that comprise the S&P 500 Industrials.

•

Relative TSR reflects the collective output of management efforts.  Relative TSR is measured on a relative basis against the constituents in the S&P 500 Industrials.  The S&P 500 Industrials was selected as the point of comparison for relative TSR as we believe it best represents the competition for investor funds, our stock is a constituent of this index, and the index is robust.  The relative TSR performance target is set at the median of the constituents in the S&P 500 Industrials.  Threshold performance is the 30th percentile and maximum performance is the 80th percentile.

Nonqualified stock option (“NQSO”) awards comprise 25% of the target long-term incentive awards granted to the CEO and CFO and 30% of the target long-term incentive awards granted to the other named executive officers.  The 2019 NQSO awards feature three-year ratable vesting and a ten-year term, consistent with marketplace norms.

Restricted stock awards (“RSAs”) comprise the remaining 25% of the target long-term incentive awards granted to the CEO and CFO, and 30% of the target long-term incentive awards granted to the other named executive officers.  The 2019 RSAs feature three-year ratable vesting, consistent with marketplace norms.

For equity grants issued prior to March 2018, RSAs vested early if the closing price of our common stock was at least two times the grant date fair market value for five consecutive days.  In March 2018, this early vesting feature was eliminated for all equity grants made to our named executive officers after this date.

Stock-Based Award Grant Practices

Our practices for the grant of stock-based awards encompass the following principles:

•	Stock-based awards for our named executive officers are approved annually by the Compensation Committee on a pre-scheduled date.
•

The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•

While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Compensation Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.

•

The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the fair market value on the date of grant.

•	Backdating of stock options is prohibited.
•

We are prohibited from repricing stock options and stock appreciation rights and from cash buy-outs of underwater stock options and stock appreciation rights, except in connection with a corporate transaction involving us including, without limitation, any stock dividend, distribution (whether in the form of cash, company stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or

32    AMETEK, INC. 2020 Proxy Statement

exchange of company stock or other securities, or similar transaction(s), unless stockholders approve such actions.

Stock Ownership Guidelines

We believe that by encouraging our executives to maintain a meaningful equity interest in our company, we will align the interests of our executives with those of our stockholders. The stock ownership requirement for Mr. Zapico is a multiple of six times his base salary.  The multiple for Messrs. Burke, Jones, Hardin and Marecic is three times base salary. Under our guidelines, an executive is expected to reach his or her stock ownership requirement within five years of being hired or promoted to his or her position. As of December 31, 2019, all of our named executive officers met the stock ownership guidelines.

Compensation Risk

We review the risks associated with employee compensation policies and practices as an element of the annual incentive compensation process. As part of this process, we establish a balanced mix of fixed pay, short-term incentives and long-term incentives designed to motivate behaviors and decisions that promote disciplined progress towards longer-term, sustainable goals. The multi-year vesting of our equity-based compensation award program, along with our stock ownership guidelines, serves as a control mechanism to our longer-term risk horizon. The structural components of the short-term incentive compensation, including the quantitative nature of our goals, the setting of capped payout targets with actual payouts based on a capped achievement scale, and the individual performance evaluation process, are designed to prevent excessive risk-taking that would potentially harm our value or reward poor executive judgment. We reviewed our compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the company.

Anti-Hedging and Anti-Pledging Policies

The Board of Directors and our Section 16 officers, which include our executive officers, are prohibited from hedging their ownership of our stock, including trading in publicly traded options, puts, calls, or other derivative instruments related to our stock. They are also prohibited from pledging our stock. This prohibition relates to any type of pledge arrangement, including using margin in accounts covering our stock.

Clawback Policy

We reserve the right to recover, or claw back, from a current or former executive officer any wrongfully earned performance-based compensation, including cash or stock-based awards, upon the determination by the Compensation Committee of the following:

•

There has been restatement of our financials due to the material noncompliance with any financial reporting requirement (other than a restatement caused by a change in applicable accounting rules or interpretations), and such executive officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement,

•	The cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,
•	The cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and
•	The pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement.

Any recoupment under this policy may be in addition to any other remedies that may be available to us under applicable law, including disciplinary actions up to, and including, termination of employment.

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

AMETEK, INC. 2020 Proxy Statement    33

Ongoing and Post-Employment Agreements

We have plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. All plans apply to each named executive officer, except for the 2004 Executive Death Benefit Plan as further explained below, and the specific named executive officers who participate are indicated in the discussion below.

•

Supplemental Executive Retirement Plan (“SERP”) – This plan is a non-qualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2019, compensation in excess of $280,000 constitutes excess compensation. All the named executive officers participate in the SERP. See the Non-Qualified Deferred Compensation table and accompanying narrative for additional information.

•

Deferred Compensation Plan – This plan provides an opportunity for named executive officers to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive award will be paid, a named executive officer may elect to defer all or part of his or her eligible incentive award into a notional investment. Messrs. Zapico and Burke elected to participate in the Deferred Compensation Plan. See the Non-Qualified Deferred Compensation table and accompanying narrative for additional information.

•

2004 Executive Death Benefit Plan – This plan provides for retirement benefits or, if the named executive officer dies before retirement, a death benefit. Messrs. Zapico, Burke, Jones and Hardin participate in this plan. Mr. Marecic does not participate as he was not eligible to participate on January 1, 2004, the date the plan was frozen to new participants.  See the Non-Qualified Deferred Compensation table and accompanying narrative for further information.

•

Executive Life Insurance Program - Under this program, U.S.-based named executive officers not participating in the 2004 Executive Death Benefit Plan receive term life insurance equal to three times base salary up to a maximum of $1,200,000.  Named executive officers who are participating in the 2004 Executive Death Benefit Plan receive term life insurance of $100,000.  Coverage is provided while the named executive officers are actively employed.  The imputed cost of coverage is reported as income for each participating named executive officer.

•

Change of Control Agreements – We have change of control agreements with each of our named executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” We entered into these change of control agreements so that our named executive officers can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our named executive officers to support a corporate transaction involving a change of control that is in the best interests of our stockholders, even though the transaction may have an effect on his or her continued employment with us. We believe these arrangements provide an important incentive for our named executive officers to remain with us through a transaction. See “Potential Payments Upon Termination or Change of Control” for more information.

Tax Considerations

Compensation paid to our covered executive officers, including our Chief Financial Officer, in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements that were in effect as of November 2, 2017 and not materially modified thereafter.  As in the past, going forward we will retain the flexibility to authorize compensation paid to our covered executive officers even if it may not be deductible if we believe it is in our best interest.

34    AMETEK, INC. 2020 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee:

Dennis K. Williams, Chair

Tod E. Carpenter

Ruby R. Chandy

Anthony J. Conti

Elizabeth R. Varet

Dated: March 23, 2020

AMETEK, INC. 2020 Proxy Statement    35

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
David A. Zapico	2019	$1,260,000	$604,800	$4,723,620	$1,276,314	$1,540,350	$335,026	$435,954	$10,176,064
Chairman and Chief	2018	1,200,000	528,000	2,758,680	1,720,145	2,071,520	-	483,810	8,762,155
Executive Officer	2017	1,100,000	484,000	2,052,612	1,638,680	1,837,688	209,586	461,507	7,784,073
William J. Burke	2019	603,750	96,600	1,460,367	394,592	502,757	380,301	137,091	3,575,458
Executive Vice President-	2018	575,000	86,250	907,343	565,274	712,138	-	158,642	3,004,647
Chief Financial Officer	2017	520,000	78,000	691,641	552,047	654,713	247,658	149,756	2,893,815
Timothy N. Jones	2019	525,780	102,133	612,787	215,992	255,563	455,276	87,201	2,254,732
President -	2018	508,000	83,204	497,753	310,043	376,058	-	96,728	1,871,786
Electromechanical Group	2017	490,000	64,019	481,194	383,946	410,713	313,077	103,094	2,246,043
John W. Hardin	2019	556,500	132,396	656,415	231,260	281,103	112,955	133,199	2,103,828
President -	2018	530,000	89,312	520,366	324,037	352,101	-	141,488	1,957,304
Electronic Instruments	2017	500,000	108,605	473,355	377,647	429,823	78,554	102,332	2,070,316
Thomas C. Marecic	2019	471,700	91,628	572,763	201,931	216,355	226,600	73,016	1,853,993
President -	2018	445,000	115,952	434,406	270,059	411,458	-	98,369	1,775,244
Electronic Instruments

(1)

The amounts shown for stock awards relate to performance- and time-based restricted shares granted under our 2011 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. For information regarding the number of shares subject to 2019 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 37.

(2)

The amounts shown for option awards relate to shares granted under our 2011 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in Note 11 to our Consolidated Financial Statements in our Form 10-K filed with the Securities and Exchange Commission. For information regarding the number of shares subject to 2019 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 37.

(3)

Represents payments under our short-term incentive program based on achievement of company-wide or operating group performance measures. See “Compensation Discussion and Analysis – 2019 Compensation Components – Short-Term Incentive Program.”

(4)

Includes, for 2019, the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows:  Mr. Zapico, $211,400; Mr. Burke, $232,400; Mr. Jones, $258,600; and Mr. Marecic, $226,600.  Mr. Hardin is not eligible for pension benefits. Includes earnings on non-qualified deferred compensation plans to the extent required to be disclosed under SEC regulations, as follows: Mr. Zapico, $123,626; Mr. Burke, $147,901; Mr. Jones, $196,676; and Mr. Hardin, $112,955.

(5)	Included in All Other Compensation for 2019 are the following items:
•

Employer contributions under the terms of company-sponsored defined contribution plans, including the Supplemental Executive Retirement Plan, as follows: Mr. Zapico, $407,469; Mr. Burke, $121,204; Mr. Jones, $79,652; Mr. Hardin, $114,271; and Mr. Marecic, $66,159; and,

•

Perquisites, consisting of car allowances which total $24,821 for Mr. Zapico; $14,970 for Mr. Burke; and $15,654 for Mr. Hardin; income tax preparation services which total $1,500 for Mr. Hardin; and executive life insurance which totals $283 for Mr. Zapico; $389 for Mr. Burke; and $257 for Mr. Hardin. The aggregate value of perquisites provided to Mr. Jones and Mr. Marecic is less than $10,000.

36    AMETEK, INC. 2020 Proxy Statement

GRANTS OF PLAN-BASED AWARDS

The following table provides details regarding plan-based awards granted to the named executive officers in 2019.

								All Other Stock
		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts under Equity Incentive Plan Awards (# of Shares) (2)			Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units (3)	Underlying Options (4)	Price of Option Awards	Option Awards (5)
David A.	2/12/2019	−	$1,512,000	$3,024,000	−	−	−	−	−	−	N/A
Zapico	3/18/2019	−	−	−	17,490	34,980	69,960	−	−	−	$3,315,404
	5/9/2019	−	−	−	−	−	−	16,480	75,720	$85.45	2,684,530
William J.	2/12/2019	−	483,000	966,000	−	−	−	−	−	−	N/A
Burke	3/18/2019	−	−	−	5,405	10,810	21,620	−	−	−	1,024,572
	5/9/2019	−	−	−	−	−	−	5,100	23,410	85.45	830,387
Timothy N.	2/12/2019	−	368,046	736,092	−	−	−	−	−	−	N/A
Jones	3/18/2019	−	−	−	1,975	3,950	7,900	−	−	−	374,381
	5/9/2019	−	−	−	−	−	−	2,790	12,810	85.45	454,327
John W.	2/12/2019	−	389,550	779,100	−	-	-	−	−	−	N/A
Hardin	3/18/2019	−	−	−	2,115	4,230	8,460	−	−	−	400,919
	5/9/2019	−	−	−	−	−	−	2,990	13,720	85.45	486,756
Thomas C.	2/12/2019	−	330,190	660,380	−	−	−	−	−	−	N/A
Marecic	3/18/2019	−	−	−	1,845	3,690	7,380	−	−	−	349,738
	5/9/2019	−	−	−	−	−	−	2,610	11,980	85.45	424,956

(1)

These targets were established under our short-term incentive program. See “Compensation Discussion and Analysis – 2019 Compensation Components – Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the short-term incentive program. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 36. Targets reflect the October 1, 2019 salary for each individual, as required by the program.

(2)

The equity incentive plan awards consist of performance-based restricted stock unit awards granted under our 2011 Omnibus Incentive Compensation Plan.  One-half of the units awarded are subject to an internal performance measure, Return on Tangible Capital, and one-half of the units awarded are subject to an external market measure, Total Shareholder Return relative to the companies that comprise the S&P 500 Industrials at the beginning of the three-year performance period, January 1, 2019.  Recipients will earn 50% of the target number of units awarded for achieving the threshold level of performance for each measure.  Recipients can earn a maximum of 200% of the target number of units awarded for achieving the maximum level of performance for each measure.  Units earned will vest within three months following the conclusion of the performance period upon certification of performance results by the Compensation Committee.  Award holders who terminate from employment more than one year into the performance period and following the attainment of age fifty-five and at least ten years of service are provisionally vested pending performance certification by the Committee.  Recipients who terminate employment due to death or disability, or as a result of and concurrent with a change of control, shall become vested in the target number of units awarded upon certification of performance results by the Compensation Committee.  Cash dividends are earned on the units awarded but are not paid until the award vests. Until the award vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.

AMETEK, INC. 2020 Proxy Statement    37

(3)

The stock awards constitute restricted shares granted under our 2011 Omnibus Incentive Compensation Plan. These shares become vested and nonforfeitable on the earliest of: (a) with respect to one-third of the restricted shares awarded (and any dividends with respect thereto) on each of the first, second and third anniversaries of the award date, subject to the recipient’s continuous employment with the company through each such date; (b) the death or disability of the recipient; (c) the recipient’s termination of employment with the company as a result of and concurrent with a change of control. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.

(4)

The option awards constitute stock options granted under our 2011 Omnibus Incentive Compensation Plan. Stock options become exercisable as to one-third of the underlying shares on each of the first three anniversaries of the date of grant. Options generally become fully exercisable in the event of: retirement after the completion of at least two full years of employment and the attainment of age sixty-five, the grantee’s death or permanent disability, or termination of employment in connection with a change of control.

(5)

The grant date fair value is computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair value of option awards in this column are set forth in Note 11 to our Consolidated Financial Statements in our Form 10-K filed with the Securities and Exchange Commission.

38    AMETEK, INC. 2020 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2019.

	Option Awards (1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (4)
David A.	5/9/2019	-	75,720	$85.45	5/9/2029	65,774	$6,560,299	46,460	$4,633,920
Zapico	5/8/2018	34,416	68,834	73.45	5/8/2028
	5/9/2017	74,135	74,135	60.30	5/9/2024
	5/4/2016	102,277	34,093	46.96	5/4/2023
	5/6/2015	58,040	-	52.27	5/5/2022
	5/8/2014	44,740	-	53.13	5/7/2021
William J.	5/9/2019	-	23,410	85.45	5/9/2029	15,849	1,580,779	14,590	1,455,207
Burke	5/8/2018	11,310	22,620	73.45	5/8/2028
	5/9/2017	24,975	24,975	60.30	5/9/2024
	5/4/2016	37,635	12,545	46.96	5/4/2023
	5/6/2015	16,418	-	52.27	5/5/2022
Timothy N.	5/9/2019	-	12,810	85.45	5/9/2029	9,534	950,921	6,020	600,435
Jones	5/8/2018	6,203	12,407	73.45	5/8/2028
	5/9/2017	17,370	17,370	60.30	5/9/2024
	5/4/2016	-	8,133	46.96	5/4/2023
	5/6/2015	25,730	-	52.27	5/5/2022
John W.	5/9/2019	-	13,720	85.45	5/9/2029	13,714	1,367,834	6,400	638,336
Hardin	5/8/2018	6,483	12,967	73.45	5/8/2028
	5/9/2017	17,085	17,085	60.30	5/9/2024
	5/4/2016	23,062	7,688	46.96	5/4/2023
	5/6/2015	24,330	-	52.27	5/5/2022
Thomas C.	5/9/2019	-	11,980	85.45	5/9/2029	8,105	808,393	5,500	548,570
Marecic	5/8/2018	5,403	10,807	73.45	5/8/2028
	5/9/2017	13,485	13,485	60.30	5/9/2024
	5/4/2016	18,232	6,078	46.96	5/4/2023
	5/6/2015	19,240	-	52.27	5/5/2022
	5/8/2014	12,100	-	53.13	5/7/2021

(1)

All stock options with grant dates prior to 2018 become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the dates of grant.  Stock options granted in 2018 and thereafter become exercisable as to one-third of the underlying shares on each of the first three anniversaries of the grant date.

(2)

Restricted stock awards granted prior to 2018 fully vest on the fourth anniversary of the grant date but may vest earlier if either: (1) the award holder attains age 55 and completes 10 years of service, in which case four-year ratable vesting applies, or (2) certain price-related events occur.  The following table sets forth grant and vesting information for the outstanding restricted stock awards granted prior to 2018 as of December 31, 2019.

AMETEK, INC. 2020 Proxy Statement    39

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Vesting Date	Price-Related Event for Accelerated Vesting*
David A. Zapico	5/9/2017	25,530	5/9/2020	$120.60
	5/9/2017	8,510	5/9/2021	120.60
William J. Burke	5/9/2017	2,867	5/9/2020	120.60
	5/9/2017	2,868	5/9/2021	120.60
Timothy N. Jones	5/9/2017	1,995	5/9/2020	120.60
	5/9/2017	1,995	5/9/2021	120.60
John W. Hardin	5/9/2017	5,887	5/9/2020	120.60
	5/9/2017	1,963	5/9/2021	120.60
Thomas C. Marecic	5/9/2017	1,547	5/9/2020	120.60
	5/9/2017	1,548	5/9/2021	120.60

*

The price-related event for accelerated vesting of the restricted stock awards will occur if the NYSE closing price per share of our common stock for five consecutive trading days is equal to at least two times the closing price per share on the date of grant.

(3)	Restricted stock awards granted in 2018 and thereafter vest in three equal installments, one-third on each of the first three anniversaries of the grant date.
(4)

The dollar values are based on the NYSE closing price of our common stock on December 31, 2019 ($99.74). Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding common stock. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.

(5)

Represents the number of performance-based restricted stock units to be earned upon achievement of target performance under the terms of the 2018 and 2019 awards.  The number of units earned will vest within three months following the conclusion of the three-year performance period – December 31, 2020 for the 2018 awards and December 31, 2021 for the 2019 awards - upon certification of performance results by the Compensation Committee.

40    AMETEK, INC. 2020 Proxy Statement

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding option exercises and vesting of restricted stock awards for the named executive officers in 2019.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
David A. Zapico	89,960	$4,017,735	52,396	$4,910,679

William J. Burke	28,832	1,298,400	12,101	1,084,142

Timothy N. Jones	72,237	3,325,989	8,600	769,805

John W. Hardin	45,870	2,030,852	14,116	1,311,208

Thomas C. Marecic	28,087	1,379,023	6,658	595,218

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.

(2)

On May 6, 2019, the fourth-year cliff vesting of the restricted stock granted on May 6, 2015 to all the named executive officers occurred.  The total value realized on vesting is equal to (1) the NYSE closing price per share of our common stock on May 6, 2019 ($86.52), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

Also, on May 6, 2019, the third-year pro rata vesting of the restricted stock granted on May 4, 2016 to Messrs. Burke, Jones and Marecic, who attained at least 55 years of age and at least 10 years of service with us, occurred. The total value realized on vesting is equal to (1) the NYSE closing price per share of our common stock on May 6, 2019 ($86.52), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.  Additionally, on November 7, 2019 the restrictions lapsed on the remaining unvested shares of the restricted stock granted on May 4, 2016 to all of the named executive officers due to satisfaction of the price-accelerated vesting criteria associated with this award.  The total value realized on vesting is equal to (1) the NYSE closing price per share of our common stock on November 7, 2019 ($96.20), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

Also, on May 9, 2019, the second-year pro rata vesting of the restricted stock granted on May 9, 2017 to Messrs. Burke, Jones and Marecic, who attained at least 55 years of age and at least 10 years of service with us, occurred. The total value realized on vesting is equal to (1) the NYSE closing price per share of our common stock on May 9, 2019 ($85.45), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

Also, on May 8, 2019, the first-year pro rata vesting of the restricted stock granted on May 8, 2018 to all the named executive officers occurred. The total value realized on vesting is equal to (1) the NYSE closing price per share of our common stock on May 8, 2019 ($85.49), multiplied by the number of shares acquired on vesting, (2) the dividends accrued since the date of award, and (3) the interest accrued on these dividends.

AMETEK, INC. 2020 Proxy Statement    41

PENSION BENEFITS

We have the following defined benefit plans in which some or all of our named executive officers participate:

•

The Employees’ Retirement Plan – This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($280,000 for 2019) is not taken into account under the Retirement Plan. Mr. Hardin, who joined us after January 1, 1997, is not eligible to participate in The Employees’ Retirement Plan, and instead is eligible to participate in the Retirement Feature of the AMETEK 401(k) Plan, a defined contribution plan.

Annual benefits earned under The Employees’ Retirement Plan are computed using the following formula:

(A + B) x C x 1.02

where:

•

A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;

•	B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and
•	C = current credited service divided by credited service at the normal retirement date.

Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced 6.67% for each year by which pension commencement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Zapico, Burke, Jones and Marecic are eligible for early retirement under the plan.

The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2019.

Name	Plan Name	Number of Years Credited Service at December 31, 2019	Present Value of Accumulated Benefit (1)	Payments During 2019
David A. Zapico	The Employees’ Retirement Plan	30	$892,300	−

William J. Burke	The Employees’ Retirement Plan	33	1,083,800	−

Timothy N. Jones	The Employees’ Retirement Plan	40	1,489,900	−

John W. Hardin	N/A	N/A	N/A	N/A

Thomas C. Marecic	The Employees’ Retirement Plan	25	1,011,900	−

(1)

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through December 31, 2019. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate – 3.45%; limitation on eligible annual compensation under the Internal Revenue Code - $280,000; limitation on eligible annual benefits under the Internal Revenue Code - $225,000; retirement age - later of 65 or current age; termination and disability rates - none; PRI-2012 Healthy Retiree mortality table, as adjusted; form of payment - single life annuity.

42    AMETEK, INC. 2020 Proxy Statement

NON-QUALIFIED DEFERRED COMPENSATION

We have the following non-qualified deferred compensation plans in which our named executive officers participate:

•

Supplemental Executive Retirement Plan (“SERP”) – This provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code ($280,000 in 2019).  Under the SERP, each year we credit to the account of a named executive officer an amount equal to 13% of the named executive officer’s excess compensation.

Named executive officers may notionally invest their SERP contributions in the investment funds offered under the AMETEK 401(k) Plan (which includes an AMETEK Company Stock Fund) designed to mirror those of the AMETEK 401(k) Plan and an interest-bearing account.  The interest-bearing account is deemed to earn compound interest at one and one-half percent higher than the 10-year Treasury Note rate.  The interest-bearing account is the default investment.  Payments of a named executive officer’s account balance in the AMETEK Company Stock Fund are made in shares of our common stock, while payments from all other investments are paid in cash.  The named executive officer may generally elect to have the value of their account distributed following retirement, either in a lump sum or in up to 15 annual installments, or to have the SERP purchase an annuity in his or her name.  Payments may commence sooner upon the named executive officer’s earlier separation from service, upon the death of the named executive officer, or upon a change of control.

•

Deferred Compensation Plan – This plan provides an opportunity for named executive officers to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, exceeds limits imposed by the Internal Revenue Code ($280,000 in 2019). In advance of the year in which the short-term incentive award will be paid, a named executive officer may elect to defer all or part of his or her eligible incentive award into a notional investment.

He or she may notionally invest their Deferred Compensation Plan contributions in the investment funds offered under the AMETEK 401(k) Plan (which includes an AMETEK Company Stock Fund) and an interest-bearing account.  The interest-bearing account is deemed to earn compound interest at one and one-half percent higher than the 10-year Treasury Note rate.

A named executive officer generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to fifteen annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to fifteen annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the named executive officer’s earlier separation from service, upon the death of the named executive officer, in the event of an unforeseeable financial emergency or upon a change of control.  Payments from the notional AMETEK Common Stock Fund are made in shares of our common stock, while payments from all other investments are paid in cash.

•

2004 Executive Death Benefit Plan – Under this plan, we provide a retirement benefit to Messrs. Zapico, Burke, Jones and Hardin.  The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual benefit will vary based on the gains and losses from the underlying investments in a pool of insurance policies that we own covering the lives of the named executive officers, and on death benefits received from these same policies. The maximum salary on which the benefit can be based is $500,000. If the covered named executive officer dies while actively employed or while disabled and before age 65, the named executive officer’s beneficiaries will receive monthly payments from the date of his or her death until the named executive officer would have attained age 80.

AMETEK, INC. 2020 Proxy Statement    43

The following table provides details regarding non-qualified deferred compensation for the named executive officers in 2019.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings (Losses) in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End (3)
David A. Zapico	$2,145,150	$406,269	$1,957,683	—	$9,859,103

William J. Burke	—	120,004	571,044	—	3,119,605

Timothy N. Jones	—	78,452	1,186,378	—	3,620,924

John W. Hardin	—	93,329	796,973	—	2,470,695

Thomas C. Marecic	—	64,959	316,865	—	1,075,335

(1)

Includes the following contributions for each named executive officer, which are also reported in the Summary Compensation Table on page 36: Mr. Zapico, $406,269; Mr. Burke, $120,004; Mr. Jones, $78,452; Mr. Hardin, $93,329; and Mr. Marecic, $64,959.

(2)

Includes the following earnings for each named executive officer, which are also reported in the Summary Compensation Table on page 36:  Mr. Zapico, $123,626; Mr. Burke, $147,901; Mr. Jones, $196,676; and Mr. Hardin, $112,955.

(3)

Includes for each named executive officer the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Zapico, $3,061,740; Mr. Burke, $1,600,879; Mr. Jones, $982,171; Mr. Hardin, $749,993; and Mr. Marecic, $90,663.

44    AMETEK, INC. 2020 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE OF CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The information in this section does not include information relating to the following:

•	distributions under The Employees’ Retirement Plan – see “Pension Benefits” for information regarding this plan,
•

distributions under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan and distributions, other than death benefits, under the 2004 Executive Death Benefit Plan – see “Nonqualified Deferred Compensation” for information regarding these plans,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including tax-qualified defined contribution plans, and
•	short-term incentive payments that would not be increased due to the termination event.

The following items are reflected in the summary table on page 48. The payment amounts reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2019.

Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Zapico, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years beginning on the effective date of a change of control, the executive officer will receive: (1) 2.99 times the sum of (a) the executive officer’s base salary in effect on the last day of the fiscal year immediately preceding the effective date of the change of control and (b) the greater of the target bonus for the fiscal year in which the change of control occurred or the average of the bonus received for the two previous fiscal years; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; and (2) continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan without a pre-existing condition limitation, the expiration of ten years, or the executive officer’s death. Payments to executive officers under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code. The Compensation Committee selected the 2.99 times multiple of salary and bonus to reflect competitive market levels for such agreements and the amount payable is subject to limitations designed to minimize the payment of any excise taxes by us.

Generally, a change of control is deemed to occur under the change of control agreements if: (1) any person or more than one person acting as a group acquires ownership of stock which constitutes more than 50 percent of the total fair market value or total voting power of our stock; (2) any person or more than one person acting as a group acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of stock possessing 30 percent or more of the total fair market value or total voting power of our stock; (3) a majority of Board members are replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of the Board; or (4) any person or more than one person acting as a group acquires assets from us having a total fair market value of not less than 40 percent of the total fair market value of all of our assets immediately prior to the acquisition.

A termination for “good reason” generally means a termination initiated by the executive officer in the event of: (1) our noncompliance with the change of control agreement; (2) any involuntary reduction in the executive officer’s authority, duties or responsibilities that were in effect immediately prior to the change of control; (3) any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control; or (4) any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control other than on a temporary basis (less than 6 months).

A termination for cause generally would result from misappropriation of funds, habitual insobriety or substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse effect on our business, operations, assets, properties or financial condition.

AMETEK, INC. 2020 Proxy Statement    45

Under our change of control agreement with Mr. Zapico, in the event that his employment is terminated by us without cause or by Mr. Zapico for good reason in anticipation of, or following, a change of control, he will receive: (1) a lump sum payment equal to 2.99 times the sum of (a) Mr. Zapico’s base salary for the year prior to the year in which his termination occurs and (b) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; (2) continuation of health benefits until the earliest of (a) the end of the tenth year following the year of the separation from service; (b) Medicare eligibility; (c) commencement of new employment where Mr. Zapico can participate in similar plans or programs; or (d) death; (3) continuation of disability insurance and death benefits until the earliest of (a) the end of the second year following the year of the separation from service; (b) commencement of new employment where Mr. Zapico can participate in similar plans or programs; or (c) death; and (4) use of an automobile and reimbursement of reasonable operating expenses, until the second anniversary of his termination or, if earlier, his death.

In addition, upon a change of control, or upon Mr. Zapico’s termination without cause or resignation for good reason in anticipation of a change of control, (1) all of his restricted stock awards and stock options immediately vest; and (2) all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option.

Generally, a change of control is deemed to occur under Mr. Zapico’s change of control agreement upon: (1) the acquisition by any person or group of 30 percent or more of our total voting stock; (2) the acquisition by us, any executive benefit plan, or any entity we establish under the plan, acting separately or in combination with each other or with other persons, of 50 percent or more of our voting stock, if after such acquisition our common stock is no longer publicly traded; (3) the death, resignation or removal of our Directors within a two-year period, as a result of which the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board; (4) the approval by the stockholders of (a) a merger in which the stockholders no longer own or control at least 50 percent of the value of our outstanding equity or the combined voting power of our then-outstanding voting securities, or (b) a sale or other disposition of all or substantially all of our assets. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Zapico and a majority of the Directors.

“Good reason” and “cause” are defined in Mr. Zapico’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.

Payments and other benefits under the change of control agreements would have been in the following amounts if the event requiring payment occurred on December 31, 2019:  lump sum payments – Mr. Zapico, $8,288,280; Mr. Burke, $3,894,841; Mr. Jones, $2,793,434; Mr. Hardin, $2,942,027; and Mr. Marecic, $2,659,295; continuation of health, disability and death benefits for Mr. Zapico: $185,316; continuation of health benefits for: Mr. Burke, $8,300; Mr. Jones, $69,300; Mr. Hardin, $379,300; and Mr. Marecic, $370,200; perquisites – Mr. Zapico, $55,021 (use of an automobile and operating expenses).  The benefits Mr. Zapico would receive upon acceleration of his equity grants in connection with a change of control are quantified below under “Vesting Provisions Pertaining to Performance Restricted Stock Units” and “Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock.”

In addition, Mr. Zapico’s change of control agreement generally provides that in the event his employment is terminated by us without cause or by Mr. Zapico for good reason, in either case prior to and other than in anticipation of or following a change of control, he would receive the same benefits as he would receive in connection with a change of control, as described above, except: (1) the portion of the lump sum payment based on a multiple of cash compensation would be equal to two times, rather than 2.99 times, cash compensation and (2) the continuation of health benefits could not exceed a maximum of two years from the termination of his employment, rather than ten years.

Payments and other benefits to Mr. Zapico under this provision would include the following: lump sum payments, $5,544,000; stock option grant vesting acceleration, $7,614,998; restricted stock award vesting acceleration, $6,631,314; health, disability and death benefits, $48,767; and perquisites, $55,021 (use of an automobile and operating expenses).

46    AMETEK, INC. 2020 Proxy Statement

Vesting Provisions Pertaining to Performance Restricted Stock Units.  In the event of death or disability of the named executive officer, or the named executive officer’s separation from service with the company as a result of and concurrent with a change of control, the performance restricted stock units shall become vested and nonforfeitable on the vest date in an amount equal to the initial performance restricted stock unit award (i.e. the “target award”).  Benefits related to the vesting of the target award in conjunction with death, disability or change of control are as follows:  Mr. Zapico, $4,661,855; Mr. Burke, $1,464,106; Mr. Jones, $604,476; Mr. Hardin, $642,610; and Mr. Marecic, $552,204.

In addition, in the event of the named executive officer’s attainment of at least age fifty-five (55) years of age and at least ten (10) years of service with the company (or any successor or affiliate of the company) at the named executive officer’s termination of employment date occurring on or after December 31, 2019, then the performance restricted stock units shall become vested and nonforfeitable on the vest date, to the extent that the performance goals are achieved.  As of December 31, 2019, Messrs. Zapico, Burke, Jones and Marecic meet the attained age and service requirements.  Benefits related to the vesting of performance restricted stock units, using the same level of performance achievement disclosed in the Outstanding Equity Awards at Fiscal Year-End Table, are as follows:  Mr. Zapico, $4,661,855; Mr. Burke, $1,464,106; Mr. Jones, $604,476; and Mr. Marecic, $552,204.

Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our stock incentive plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s retirement after age 65, following two years of service with us; (2) the death of the holder; (3) the disability of the holder; or (4) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of stock options in connection with termination following a change of control (or, in the case of Mr. Zapico, in anticipation of, or upon a change of control), or upon normal retirement or death or disability are as follows:  Mr. Zapico, $7,614,998; Mr. Burke, $2,576,348; Mr. Jones, $1,623,567; Mr. Hardin, $1,616,566; and Mr. Marecic, $1,307,955.

The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our common stock on December 31, 2019 and the exercise price per share for the affected options.

Outstanding restricted stock generally will vest immediately upon the occurrence of either of the following events: (1) the holder’s death or disability; or (2) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of restricted stock in connection with termination following a change of control (or, in the case of Mr. Zapico, in anticipation of, or upon a change of control), or upon disability or death are as follows: Mr. Zapico, $6,631,314; Mr. Burke, $1,596,168; Mr. Jones, $960,573; Mr. Hardin, $1,383,226; and Mr. Marecic, $816,331.

The value of the accelerated vesting benefit equals the number of shares of restricted stock that would vest on an accelerated basis on the occurrence of the specified termination or change of control event times the closing price per share of our common stock on December 31, 2019, plus accrued dividends and the interest on the dividend balance.

Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Zapico.

Death Benefits. Death benefits are payable to Messrs. Zapico, Burke, Jones and Hardin under our 2004 Executive Death Benefit Plan, as described under “Nonqualified Deferred Compensation.”

The amount of death benefits payable to each of the named executive officers in the event of his death would have been as follows on December 31, 2019: Mr. Zapico, $1,661,600; Mr. Burke, $1,532,200; Mr. Jones, $1,276,000; and Mr. Hardin, $1,686,700.

AMETEK, INC. 2020 Proxy Statement    47

Summary Table. The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

Name	Normal Retirement	Involuntary Not For Cause Termination	Early Retirement	Change of Control	Disability	Death
David A. Zapico	$7,614,998	$19,894,100	$4,661,855	$27,436,784	$18,908,167	$20,569,767
William J. Burke	2,576,348	−	1,464,106	9,539,762	5,636,621	7,168,821
Timothy N. Jones	1,623,567	−	604,476	6,051,351	3,188,617	4,464,617
John W. Hardin	1,616,566	−	−	6,963,729	3,642,402	5,329,102
Thomas C. Marecic	1,307,955	−	552,204	5,705,986	2,676,490	2,676,490

48    AMETEK, INC. 2020 Proxy Statement

STOCK OWNERSHIP OF

EXECUTIVE OFFICERS AND DIRECTORS

The Compensation Committee of the Board approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis – Stock Ownership Guidelines” on page 33 for a discussion of stock ownership guidelines for our named executive officers.

The Board established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our common stock having a value equal to at least five times the Director’s annual cash retainer.

The following table shows the number of shares of common stock that the Directors and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the SERP, all as of January 22, 2020.

	Number of Shares and Nature of Ownership (1)
Name	Outstanding Shares Beneficially Owned	Right to Acquire (2)	Total	Percent of Class	SERP and Deferred Compensation	Total Beneficial, SERP and Deferred Compensation Ownership
Thomas A. Amato	7,580	—	7,580	*		7,580
William J. Burke	68,960	90,338	159,298	*	11,893	171,191
Tod E. Carpenter	1,570	—	1,570	*		—
Ruby R. Chandy	13,544	12,980	26,524	*		26,524
Anthony J. Conti	17,198	18,170	35,368	*		35,368
John W. Hardin	54,891	70,960	125,851	*	21,329	147,180
Timothy N. Jones	37,194	48,303	85,497	*	30,974	116,471
Steven W. Kohlhagen	54,939	18,170	73,109	*		73,109
Thomas C. Marecic	24,691	68,460	93,151	*	10,129	103,280
Gretchen W. McClain (3)	9,901	3,290	13,191	*	1,565	14,756
Elizabeth R. Varet (4)	318,415	15,520	333,935	*		333,935
Dennis K. Williams	28,327	18,170	46,497	*		46,497
David A. Zapico	186,106	312,608	498,714	*	55,780	554,494
Directors and executive officers as a group (16 persons) including individuals named above	909,041	792,780	1,701,821	*	143,394	1,845,215

*Represents less than 1% of the outstanding shares of our common stock.

(1)

Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Shares the Director or executive officer has a right to acquire through stock option exercises at or within 60 days after January 22, 2020.
(3)	Includes 1,565 stock units under the AMETEK, Inc. Directors’ Deferred Compensation Plan.

AMETEK, INC. 2020 Proxy Statement    49

(4)

Includes 67,700 shares, of which 67,500 shares are owned by the estate of Ms. Varet’s husband and 200 shares are owned by a company owned by Ms. Varet’s adult child, as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 234,745 shares.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our common stock as of March 23, 2020.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

The Vanguard Group, Inc. (1) 100 Vanguard Boulevard Malvern, PA 19355	24,780,115	10.8%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	16,780,230	7.3%
FMR LLC (3) 245 Summer Street Boston, MA 02210	13,264,150	5.8%

(1)

Based on Schedule 13G/A filed on February 12, 2020, as of December 31, 2019 The Vanguard Group, Inc. beneficially owned 24,780,115 shares of our common stock, with sole voting power over 342,979 shares, shared voting power over 63,595 shares, sole dispositive power over 24,387,222 shares and shared dispositive power over 392,893 shares.

(2)

Based on Schedule 13G/A filed on February 5, 2020, as of December 31, 2019 BlackRock, Inc. beneficially owned 16,780,230 shares of our common stock, with sole voting power over 14,413,373 shares and sole dispositive power over all the shares.

(3)

Based on Schedule 13G filed on February 7, 2020, as of December 31, 2019 FMR LLC beneficially owned 13,264,150 shares of our common stock, with sole voting power over 1,900,926 shares and sole dispositive power over all the shares.

Delinquent SECTION 16(a) reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of such forms and representations furnished to us for 2019, we believe that there were no delinquent filers during the fiscal year ended December 31, 2019 except for John W. Hardin who filed one Form 4 late which included one transaction and Elizabeth R. Varet who filed one Form 4 late which included three transactions.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The median employee used as the basis for comparison in 2019 is the same median employee selected in 2017.  In identifying our median employee, we calculated the total cash compensation for all individuals, excluding our CEO, who were employed by us on December 1, 2017.  We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to total cash compensation, except that we annualized compensation for employees hired in 2017 who did not work the full year. We did not include independent contractors or leased workers in our determination. We believe the use of total cash compensation for all employees is a consistently applied compensation measure.  The median employee remained employed in the same job classification and received similar earnings in 2019 as in 2017.

50    AMETEK, INC. 2020 Proxy Statement

After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee as determined under Item 402 of Regulation S-K, the same methodology we use for our named executive officers as set forth in the Summary Compensation Table – 2019 on page 36.

The 2019 annual total compensation for our CEO was $10,176,064. The 2019 annual total compensation for our median employee, including overtime, was $86,304. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2019 is 118 to 1.

OTHER BUSINESS

We are not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.

By Order of the Board of Directors

Robert S. Feit
Senior Vice President, General Counsel and Corporate Secretary Dated: March 24, 2020

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact Broadridge Financial Solutions at 1-866-540-7095, or in writing at Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting Broadridge Financial Solutions at the address above.

ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS

AND ANNUAL REPORTS

To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.proxyvote.com. Have your proxy card in hand when you access the web site and follow the instructions below to obtain your records and to create an electronic voting instruction form. Click on the link in the right-hand rail labeled “SIGN UP FOR E-DELIVERY.” Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year, they will receive an email explaining how to access the proxy statement and annual report online as well as how to vote their shares online.  They may suspend electronic distribution at any time by requesting a full set of materials.

AMETEK, INC. 2020 Proxy Statement    51

APPENDIX A

2020 OMNIBUS INCENTIVE COMPENSATION PLAN

1.	Purpose

The purpose of the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) is to provide designated employees of AMETEK, Inc. (the “Company”) and its affiliates and non-employee members of the board of directors of the Company with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and annual bonus awards.  The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.  The Company intends that Grants made under the Plan be exempt from or comply with section 409A of the Code, and the Plan shall be so construed.  The Plan shall be effective as of February 11, 2020, subject to approval by the stockholders of the Company at the 2020 annual stockholders’ meeting.  Any Grant or Bonus Award (as defined below) made under the Plan prior to the 2020 annual stockholders’ meeting shall be subject to stockholder approval of the Plan at the 2020 annual stockholders’ meeting.  If for any reason the stockholders of the Company do not approve the Plan at the 2020 annual stockholders’ meeting, the Plan shall immediately terminate and no Grants or Bonus Awards shall be made under the Plan.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a)“Affiliate” means (i) any entity, other than the Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) an entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the term “control” (including the term “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise; or shall have such other meaning assigned such term for the purposes of registration on Form S-8 under the Securities Act.

(b)“Board” means the Company’s Board of Directors.

(c)“Bonus Award” means an annual cash bonus awarded under the Plan, as described in Section 12.

(d)“Change of Control” shall be deemed to have occurred if:

(i)Any one person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires ownership of stock of the Company that, together with the stock held by such person or group of persons, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  However, if such person or group of persons is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company before this transfer of the Company’s stock, the acquisition of additional stock by the same person or persons acting as a group shall not be considered to cause a Change of Control of the Company; or

(ii)Any one person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group of persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company.  However, if such person or group of persons is considered to own thirty percent (30%) or more of the total voting power of the stock of the Company before this acquisition, the acquisition of additional control or stock of the Company by the same person or group of persons shall not cause a Change of Control of the Company; or

(iii)A majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or

(iv)Any one person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group of persons) assets from the Company that have a total gross fair market value equal to substantially all but in no event less than forty percent (40%) of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  A transfer of assets by the Company will not result in a Change of Control under this Section, if the assets are transferred to:

(A)  A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)  An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;

(C)  A person or more than one person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(D)  An entity, at least fifty percent (50%) of the total value or voting power of which is owned directly or indirectly, by a person or group of persons described in section 1.409A-3(i)(5)(vii)(B)(1)(iii) of the Treasury Regulations.

For purposes of this Section, no acquisition, either directly or indirectly, by the Employee, the Employee’s affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan shall constitute a Change of Control.

Notwithstanding the foregoing, with respect to any Section 409A Deferred Compensation, a Change of Control will not be deemed to have occurred unless such event would also be a Change of Control under section 409A of the Code or would otherwise be a permitted distribution event under Section 409A of the Code.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan.  The Committee shall be comprised of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act.

(g)“Company” means AMETEK, Inc. and any successor corporation.

(h)“Company Stock” means the common stock of the Company.

(i)“Disability” means, unless otherwise provided in the Grant Agreement, either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or Affiliate.

(j)“Dividend” means a dividend paid on shares of Company Stock subject to a Stock Award while the Stock Award is subject to restrictions.  If interest is credited on accumulated dividends, the term “Dividend” shall include the accrued interest.

(k)“Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock.   If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(l)“Effective Date” of the Plan means February 11, 2020, subject to approval of the Plan by the stockholders of the Company.

(m)“Employee” means an employee of the Company or any Affiliate (including an officer or director who is also an employee), but excluding any person who is classified by the Company or any Affiliate as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court.  Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)“Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(p)“Fair Market Value” of Company Stock means, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date (if applicable, as reported on the Consolidated Tape) or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee, using such method or means that shall comply with the requirements of a reasonable valuation method as described under section 409A of the Code, if applicable.

(q)“Grant” means an Option, Stock Unit, Stock Award or SAR granted under the Plan.

(r)“Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant or Bonus Award, including all amendments thereto.

(s)“Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(t)“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.

(u)“Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(v)“Option” means an option to purchase shares of Company Stock, as described in Section 7.

(w)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in section 424(e) of the Code.

(x) “Participant” means an Employee or Non-Employee Director designated to participate in the Plan.

(y)“Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(z)“Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.

(aa)“Plan” means this AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan, as in effect from time to time.

(bb)“SAR” means a stock appreciation right as described in Section 10.

(cc)“Section 409A Deferred Compensation” means compensation provided pursuant to the Plan that constitutes deferred compensation subject to and not exempted from the requirements of section 409A of the Code.

(dd)“Securities Act” means the Securities Act of 1933, as amended.

(ee)“Separation from Service” means the termination of the Participant’s employment or service relationship with the Company and all Affiliates as determined under section 409A of the Code.  “Separation from Service” means, in the case of an Incentive Stock Option, the termination of the Employee’s employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an Incentive Stock Option in a transaction to which section 424(a) of the Code applies.

(ff)“Stock Award” means an award of Company Stock as described in Section 9.

(gg)“Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

(hh)“Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in section 424(f) of the Code.

3.	Administration

(a)Committee.  The Plan shall be administered and interpreted by the Committee.  Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b)Committee Authority.  The Committee shall have the  complete authority to (i) determine the Participants to whom Grants or Bonus Awards shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants or Bonus Awards to be made to each such Participant, (iii) determine the time when the Grants or Bonus Awards will be made, (iv) establish any performance goals for Grants and Bonus Awards, (v) determine the duration of any applicable exercise or restriction period, including the criteria for exercisability or vesting and any acceleration of exercisability or vesting, (vi) amend the terms and conditions of any previously issued Grant or Bonus Award, subject to the provisions of Section 18 below, and (vii) deal with any other matters arising under the Plan.

(c)Committee Determinations.  The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.  The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4.	Grants and Bonus Awards

(a)Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, and SARs as described in Section 10.  Bonus Awards may be granted as described in Section 12. All Grants and Bonus Awards shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.

(b)To the extent required by the Committee, Grants and Bonus Awards shall be made conditional upon the Participant’s acceptance of the terms and conditions of the Grant or Bonus Award, in such form and method acceptable to the Committee. Grants and Bonus Awards need not be uniform as among the Participants.

(c)The vesting period of Grants shall not be less than one year, provided that such minimum vesting requirement will not apply to Grants (i) which represent in the aggregate less than 390,000 shares (such number representing 5% of the shares available for issuance under the Plan determined as of the Effective Date), or (ii) with respect to which vesting occurs in connection with a Change of Control or a Participant’s death, Disability or other Separation from Service.

5.	Shares Subject to the Plan

(a)Shares Authorized.  The total aggregate number of shares of Company Stock that may be issued under the Plan is 7,800,000 shares, subject to adjustment as described in subsection (c) below. All 7,800,000 shares of Company Stock may be granted as Incentive Stock Options. In addition, any shares awarded under the Ametek, Inc. 2011 Omnibus Incentive Compensation Plan (the “2011 Plan”) that are cancelled, forfeited or expire in accordance with the terms of the 2011 Plan at any time on or after the Effective Date, shall become available for issuance under the Plan.

(b)Source of Shares; Share Counting.  Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan.  If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards or Stock Units are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan.  Shares of Stock surrendered in payment of the Exercise Price of an Option, and shares withheld or surrendered for payment of taxes, shall not be available for re-issuance under the Plan.  If SARs are exercised, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs and without regard to any cash settlement of the SARs.  To the extent that a Grant of Stock Units is designated in the Grant Agreement to be paid in cash, and not in shares of Company Stock, such Grants shall not count against the share limits in subsection (a).

(c)Adjustments.  If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.  In the event of a Change of Control of the Company, the provisions of Section 11 of the Plan shall apply.  Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable.  Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation

All Employees, including Employees who are officers or members of the Board, and all Non-Employee Directors shall be eligible to participate in the Plan.  The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.  Eligible individuals may receive more than one Grant.  However, eligibility in accordance with this Section shall not entitle any person to receive a Grant, or, having received a Grant, to receive an additional Grant.

7.	Options

(a)General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7.  The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.

(b)Type of Option, Price and Term.

(i)The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein.  Incentive Stock Options may be granted only to Employees of the Company or Parent Corporation or Subsidiary Corporation.  Nonqualified Stock Options may be granted to Employees or Non‑Employee Directors.

(ii)The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted.  An Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Parent Corporation or a Subsidiary Corporation.

(iii)The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant.

(c)Exercisability of Options.

(i)Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement.  The Committee may grant Options that are subject to achievement of performance goals or other conditions.

(ii)Options granted to persons who are non‑exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(d)Separation from Service.  Except as provided in the Grant Agreement or as otherwise determined by the Committee, an Option may only be exercised while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director.  The Committee shall determine in the Grant Agreement or otherwise under what circumstances, if any, and during what time periods a Participant may exercise an Option after Separation from Service.

(e)Exercise of Options.  A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company.  The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve.  Payment of the Exercise

Price for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases simultaneously with or prior to the issuance of the Company Stock.

(f)Limits on Incentive Stock Options.  Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or Parent Corporation or Subsidiary Corporation, exceeds One Hundred Thousand Dollars ($100,000), then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.  An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or Parent Corporation or Subsidiary Corporation.  Any Option granted hereunder that purports to be an Incentive Stock Option that for any reason does not satisfy the requirements of section 422 of the Code shall be treated as a Nonqualified Stock Option.

(g)409A.  All Options are intended to be exempt from or comply with section 409A of the Code.

8.	Stock Units

(a)General Requirements.  The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8.  Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock.  All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b)Terms of Stock Units.  The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals.  Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)Payment With Respect to Stock Units.  Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee.  The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d)Requirement of Employment or Service.  Except as provided in the Grant Agreement or as otherwise determined by the Committee, a Stock Unit may only be paid while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director.  The Committee shall determine in the Grant Agreement or otherwise under what circumstances, if any, a Participant may retain Stock Units after the Participant’s Separation from Service, and the circumstances under which Stock Units may be forfeited.

(e)Rights of Participants.  Participants who receive Stock Units shall have no rights as stockholders with respect to such Stock Units until such time as a book entry account is recorded with the Company’s transfer agent for Common Stock issued to the Participants; and such Participants shall never have rights as stockholders if the Stock Units are payable in cash.

(f)Dividend Equivalents.  The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate.  Dividend Equivalents will be withheld while the Stock Units are subject to restrictions and the Dividend Equivalents shall be payable only upon the lapse of the restrictions on the Stock Units, or on such other terms as the Committee determines, at a time that satisfies the requirements of (or an exemption from) section 409A of the Code.  All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee.  The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals.  Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9.	Stock Awards

(a)General Requirements. The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9.  Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee.  The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

(b)Requirement of Employment or Service.  Except as otherwise provided in the Grant Agreement or as otherwise determined by the Committee, shares of Company Stock pursuant to a Stock Award may only vest while the Participant is employed by the Company or any Affiliate, or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement or otherwise under what circumstances, if any, a Participant may retain Stock Awards after the Participant’s Separation from Service, and the circumstances under which Stock Awards may be forfeited.

(c)Restrictions on Transfer.  While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15(a).

(d)Right to Vote and to Receive Dividends.  The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any Dividends paid on such shares during the restriction period.  The Committee may determine that Dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the Dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines.  Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Accumulated Dividends may accrue interest, as determined by the Committee, and shall be paid in cash or in such other form as the Committee determines.

10.	Stock Appreciation Rights

(a)General Requirements.  The Committee may grant SARs to an Employee or Non‑Employee Director separately or in tandem with an Option.  The Committee shall establish the number of shares, the term and the base amount of the SAR at the time the SAR is granted.  The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock on the date of Grant of the SAR.  The term of each SAR shall not exceed ten years from the date of grant.

(b)Tandem SARs.  The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option.  In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period.  Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate.  Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)Exercisability.  An SAR shall become exercisable in accordance with such terms and conditions as may be determined by Committee in the Grant Agreement.  The Committee may grant SARs that are subject to achievement of performance goals or other conditions.  Except as provided in the Grant Agreement or as otherwise determined by the Committee, an SAR may only be exercised while the Participant is employed by the

Company or any Affiliate, or providing service as a Non-Employee Director.  The Committee shall determine in the Grant Agreement or otherwise under what circumstances, if any, and during what periods a Participant may exercise an SAR after termination of employment or service.  A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.

(d)Grants to Non‑Exempt Employees.  SARs granted to persons who are non‑exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)Exercise of SARs.  When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised.  The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.  The Committee shall determine whether the stock appreciation for an SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two.  For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

11.	Consequences of a Change of Control

(a)Alternatives upon a Change of Control.  In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) determine that outstanding Options and SARs shall be fully exercisable, in whole or in part, (ii) cause any or all restrictions on outstanding Stock Units or Stock Awards to lapse and accumulated Dividends to be paid, as of the date of the Change of Control or at such other time as the Committee determines, (iii) cause unvested Options, SARs, Stock Units and Stock Awards to be cancelled without consideration, (iv) require that a Participant surrender the Participant’s outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price, and on such terms as the Committee determines, provided that if the Fair Market Value per share of Company Stock on the date of the Change of Control does not exceed the exercise price of any such Option or SAR, the Committee may cancel such Option or SAR without any payment of consideration therefor to the Participant, (v) after giving a Participant an opportunity to exercise the Participant’s outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (vi) with respect to a Participant holding Stock Units or Stock Awards, determine that such Participant shall receive settlement of such Stock Units or Stock Awards and accumulated Dividend Equivalents, in such amount and form and on such terms as may be determined by the Committee, or (vii) determine that any Grants that remain outstanding after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).  Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify. In the discretion of the Committee, any cash or substitute consideration payable upon cancellation of a Grant may be subjected to vesting terms substantially identical to those that applied to the cancelled Grant immediately prior to the Change of Control.

(b)Other Transactions.  The Committee may provide in a Grant Agreement that a sale or other transaction involving a Subsidiary Corporation or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

12.	Annual Bonus Awards

(a)General Requirements.  The Committee may grant annual Bonus Awards to Employees, upon such terms and conditions as the Committee deems appropriate under this Section 12.

(b)Target Bonus Awards and Performance Goals.  When the Committee decides to make Bonus Awards under this Section 12, the Committee shall select the Employees who will be eligible for Bonus Awards, specify the annual performance period and establish target Bonus Awards and performance goals for the performance period.  The performance period shall be the Company’s fiscal year or such other period (of not more than 12 months) as the Committee determines.  The Committee shall determine each Participant’s target Bonus Award based on the Participant’s responsibility level, position or such other criteria as the Committee shall determine.  A Participant’s target Bonus Award may provide for differing amounts to be paid based on differing levels of performance.  The Committee shall establish (i) the performance goals that must be met in order for the Bonus Awards to be paid for the performance period, (ii) the maximum amounts that may be paid if the performance goals are met, (iii) any threshold levels of performance that must be met in order for Bonus Awards to be paid, and (iv) any other conditions that the Committee deems appropriate.  The Company shall notify each Participant of the Participant’s target Bonus Award and the applicable performance goals for the performance period.

(c)Payment. Payment of the Bonus Awards shall be made in a single lump sum cash payment as soon as practicable following the close of the performance period, but in any event within two and one half (2½) months after the close of the performance period.

(d)Limitations on Rights to Payment of Bonus Awards.  Unless otherwise determined by the Committee, no Participant shall have any right to receive payment of a Bonus Award under the Plan for a performance period unless the Participant remains in the employ of the Company or any Affiliate through the last day of the performance period. In its discretion, the Committee may determine that a Participant who is terminated by the Company or its Affiliate for “Cause” (as defined below) following the last day of a performance period but prior to the date that a Bonus Award is paid, shall forfeit the Bonus Award in its entirety and receive no payment with respect thereto.  For the purposes of the Plan, “Cause” shall have such meaning as set forth in a Participant’s employment or other service agreement with the Company or any of its Affiliates, or, if no such agreement exists or if “cause” is not defined therein, the definition of Cause shall be determined by the Committee in its sole discretion.

(e)Change of Control.  If a Change of Control occurs prior to the end of a performance period, the Committee may determine that each Participant who is then an Employee and was awarded a Bonus Award for the performance period may receive payment for the performance period, in such amount and at such time as the Committee determines.

(f)Discretionary and Other Bonuses.  In addition to Bonus Awards under the Plan, the Committee may grant to Employees such other bonuses as the Committee deems appropriate, which may be based on individual performance, Company performance or such other criteria as the Committee determines.

13.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant or Bonus Award.  The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

14.	Withholding of Taxes

(a)Required Withholding.  All Grants and Bonus Awards under the Plan shall be subject to applicable federal (including FICA), state, local and foreign tax withholding requirements.  The Company may require that the Participant or other person receiving Grants or Bonus Awards or exercising Grants pay to the Company the amount of any federal, state, local and foreign taxes, if any, that the Company or any Affiliate is required to withhold with respect to such Grants or Bonus Awards, or the Company or any Affiliate may deduct from other wages paid by the Company or any Affiliate the amount of any withholding taxes due with respect to such Grants or Bonus Awards.  The Company or any Affiliate shall have no obligation to deliver shares of stock, to release shares of stock from an escrow established pursuant to a Grant Agreement, or to make any payment in cash under the Plan until the Company or any Affiliate’s tax withholding obligations with respect to a Participant have been satisfied by such Participant.

(b)Election to Withhold Shares.  If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company or any Affiliate’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount equal to the maximum statutory tax rate(s) (including the employer’s share of payroll or similar taxes) prevailing in the jurisdiction(s) applicable to the relevant Participant (provided however, that with respect to a Participant who is subject to section 16 of the Exchange Act, such Participant may only have Shares withheld at a rate that does not exceed such Participant’s estimated tax obligations attributable to the underlying transaction) and based on the Fair Market Value of such shares of Common Stock at the time of withholding.

15.	Transferability of Grants and Bonus Awards

(a)Restrictions on Transfer.  Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution.  If permitted by the Committee, upon a Participant’s death, such Participant’s rights under any outstanding Grant or Bonus Award shall transfer to the person designated by such Participant, if any. If no such designation is permitted or if no such designation is effective, the Participant’s rights under any Grant or Bonus Award shall transfer to such Participant’s estate upon death.

(b)Transfer of Nonqualified Stock Options to or for Family Members.  Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement or otherwise, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

16.	Requirements for Issuance of Shares

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions.  Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.  No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

17.	Section 409A

All Grants and Bonus Awards are intended to be either exempt from or compliant with Section 409A of the Code and the regulations thereunder.  To the extent applicable, the Plan and Grant Agreements shall be interpreted in accordance with such intent.

18.	Amendment and Termination of the Plan

(a)Amendment.  The Board may amend or terminate the Plan at any time; provided, however, that if stockholder approval of an amendment is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements, then such amendment must be approved by the Company’s stockholders.  No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant or Bonus Award previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section

18(b) below.  Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate for the purpose of conforming the Plan or a Grant Agreement to any present or future law, or regulations.

(b)No Repricing.  Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options or SARs, nor may the Board amend the Plan to permit repricing of Options or SARs. The term “repricing” shall have the meaning given that term in Section 303A(8) of the New York Stock Exchange Listed Company Manual, as in effect from time to time, or any successor provision. Furthermore, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Company Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, Change of Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Company Stock or other securities, or similar transaction(s)), the Company may not, without obtaining stockholder approval, cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

(c)Stockholder Approval.  Notwithstanding any provision of the Plan to the contrary, all Grants and Bonus Awards shall be made contingent upon, and subject to, stockholder approval of the Plan at the 2020 annual stockholders’ meeting.

(d)Termination of Plan.  The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.  The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant.

19.	Miscellaneous

(a)Grants in Connection with Corporate Transactions and Otherwise.  Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan.  Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation.  The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

(b)Compliance with Law.  The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required.  With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act as are necessary to enable the transactions to be exempt from section 16(b) of the Exchange Act.  In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and that, to the extent applicable, Grants and Bonus Awards comply with the requirements of section 409A of the Code or an exception from such requirements.  The Committee may revoke any Grant or Bonus Award if it is contrary to law. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants.  The Committee may, in its sole discretion, agree to limit its authority under this Section.

(c)Enforceability.  The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d)Funding of the Plan; Limitation on Rights.  This Plan shall be unfunded.  No Participating Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants or Bonus Awards under this Plan.  Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between any Participating

Company and any Participant or any other person.  No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of any Participating Company.  To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)Rights of Participants.  Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to receive a Grant or Bonus Award under this Plan or, having received a Grant or Bonus Award, to again receive a Grant or Bonus Award.  Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Company or any Affiliate.

(f)No Fractional Shares.  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant.  The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(g)Employees Subject to Taxation Outside the United States.  With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h)Clawback.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who is determined by a Court of competent jurisdiction to have knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of a Grant earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(i)Governing Law.  The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the state of Delaware, without giving effect to the conflict of laws provisions thereof.

This document is printed on recycled paper, which contains at least 10% post consumer waste.

eon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.ametek.com/2018proxy and www.proxyvote.com. E43554-P07906 AMETEK, INC. Annual Meeting of Stockholders May 8, 2018 11:00 AM This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) David a majority of those present and acting, or if only one is present and acting, then that one, as proxy or proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Stockholders to be held at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, NY 10022, on Tuesday, May 8, 2018, at 11:00 a.m. Eastern Daylight Time, and any adjournment or postponement thereof, hereby ratifying all that said proxy or proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxy or proxies to vote as follows: NOTE TO PLAN PARTICIPANTS IN: SOLIDSTATE CONTROLS, INC. HOURLY EMPLOYEES (CWA) RETIREMENT PLAN, SUPERIOR TUBE COMPANY, INC. UNION 401(k) PLAN AND AMETEK RETIREMENT AND SAVINGS PLAN. If you are a stockholder under the plans mentioned above voting online or by phone, the voting deadline is 11:59 p.m. EDT on May 3, 2018. If you are a stockholder under the plans mentioned above voting by mail, to avoid delay please mail your proxy card with time for it to be delivered to the tabulating agent by May 2, 2018, the day before the cut-off date. Without your specific instructions, we will vote these shares, for or against, in the same proportion as the shares for which we have received instructions from other plan participants. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

AMETEK, INC. 1100 CASSATT ROAD BERWYN, PA 19312 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on May 5, 2020 for shares held directly and by 11:59 p.m. EDT on May 3, 2020 for shares held in a plan listed on the reverse side. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ AME2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on May 5, 2020 for shares held directly and by 11:59 p.m. EDT on May 3, 2020 for shares held in a plan listed on the reverse side. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E88706-P32219 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMETEK, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors for a term of three years: Nominees: For Against Abstain 1a. Thomas A. Amato 1b. Anthony J. Conti 1c. Gretchen W. McClain          The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Approval of the AMETEK, Inc. 2020 Omnibus Incentive Compensation Plan. 3. Approval, by advisory vote, of the compensation of AMETEK, Inc.'s named executive officers. 4. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for 2020. NOTE: At their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.          For address changes and/or comments, please check this box and write them  on the back where indicated. UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED'S VOTE WILL BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Address Changes/Comments:  (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) E88707-P32219 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting, Proxy Statement and Proxy Card are available at http://www.ametek.com/2020proxy and www.proxyvote.com. Continued and to be signed on reverse side AMETEK, INC. Annual Meeting of Stockholders May 6, 2020 11:00 A.M. This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) David A. Zapico, Robert S. Feit and Lynn Carino or a majority of those present and acting, or if only one is present and acting, then that one, as proxy or proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK's Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/AME2020 on Wednesday, May 6, 2020, at 11:00 A.M. Eastern Daylight Time, and any adjournment or postponement thereof, hereby ratifying all that said proxy or proxies or their substitutes may do by virtue hereof, and the undersigned authorize(s) and instruct(s) said proxy or proxies to vote as follows: NOTE TO PLAN PARTICIPANTS IN: SOLIDSTATE CONTROLS, INC. HOURLY EMPLOYEES (CWA) RETIREMENT PLAN, SUPERIOR TUBE COMPANY, INC. UNION 401(k) PLAN AND AMETEK RETIREMENT AND SAVINGS PLAN. If you are a stockholder under the plans mentioned above voting online or by phone, the voting deadline is 11:59 p.m. EDT on May 3, 2020. If you are a stockholder under the plans mentioned above voting by mail, to avoid delay please mail your proxy card with time for it to be delivered to the tabulating agent by May 3, 2020. Without your specific instructions, we will vote these shares, for or against, in the same proportion as the shares for which we have received instructions from other plan participants.